Exhibit 4.2

ICO NORTH AMERICA, INC.

7.5% CONVERTIBLE SENIOR SECURED NOTES DUE 2009

INDENTURE

Dated as of August 15, 2005

The Bank of New York,

a New York banking corporation, as

Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	8.10
(a)(2)	8.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	8.10
(b)	8.10
(c)	N.A.
311(a)	8.11
(b)	8.11
(c)	N.A.
312(a)	2.05
(b)	14.03
(c)	14.03
313(a)	8.06
(b)(1)	11.03
(b)(2)	8.07; 11.03
(c)	8.06; 14.02
(d)	8.06
314(a)	5.03; 14.02
(b)	11.02
(c)(1)	14.04
(c)(2)	14.04
(c)(3)	N.A.
(d)	11.03, 11.04, 11.05
(e)	14.05
(f)	N.A.
315(a)	8.01
(b)	8.05, 14.02
(c)	8.01
(d)	8.01
(e)	7.11
316(a) (last sentence)	2.09
(a)(1)(A)	7.05
(a)(1)(B)	7.04
(a)(2)	N.A.
(b)	7.07
(c)	2.12
317(a)(1)	7.08
(a)(2)	7.09
(b)	2.04
318(a)	14.01
(b)	N.A.
(c)	14.01

N.A. means not applicable.

*  This Cross Reference Table is not part of the Indenture.

i

ARTICLE 13.
SATISFACTION AND DISCHARGE

Section 13.01.	Satisfaction and Discharge	81
Section 13.02.	Application of Trust Money	82

ARTICLE 14.
MISCELLANEOUS

Section 14.01.	Trust Indenture Act Controls	83
Section 14.02.	Notices	83
Section 14.03.	Communication by Holders of Notes with Other Holders of Notes	84
Section 14.04.	Certificate and Opinion as to Conditions Precedent	84
Section 14.05.	Statements Required in Certificate or Opinion	84
Section 14.06.	Rules by Trustee and Agents	85
Section 14.07.	No Personal Liability of Directors, Officers, Employees and Stockholders	85
Section 14.08.	Governing Law	85
Section 14.09.	No Adverse Interpretation of Other Agreements	85
Section 14.10.	Successors	85
Section 14.11.	Severability	85
Section 14.12.	Counterpart Originals	86
Section 14.13.	Table of Contents, Headings, etc.	86

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	CERTIFICATE OF TRANSFER

INDENTURE dated as of August 15, 2005 between ICO North America, Inc., a Delaware corporation (the “Company”), the Guarantors (as defined below) and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 7.5% Convertible Senior Secured Notes due 2009 (such notes, including the Initial Notes and any Additional Notes (each, as defined below) the “Notes”):

ARTICLE 1.
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01.                         Definitions.

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person and (ii) Indebtedness secured by a Lien encumbering any assets acquired by such specified Person.

“Additional Interest” means all liquidated damages then owing pursuant to Section 2.1(e) of the Registration Rights Agreement and all other interest owing on the Notes pursuant to this Indenture, including, but not limited to, pursuant to Sections 2.12, 5.03 and 5.16 of this Indenture and paragraph “1. Interest” of the Form of Note attached as Exhibit A hereto (the “Form of Note”). References in this Indenture and in the Notes to the “interest” accrued or payable on the Notes shall be deemed to include any Additional Interest that may become accrued or payable thereon pursuant to the terms of this Indenture, the Notes and the Registration Rights Agreement unless the context otherwise requires.

“Additional Notes” means the aggregate principal amount of Notes (other than the Initial Notes) issued under this Indenture in lieu of interest payment on the Initial Notes as permitted by Section 5.09 hereof, and paragraph “1. Interest” in the Form of Note, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this Indenture, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that, solely for the purposes of this definition of “Affiliate,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. Notwithstanding the foregoing, no Holder shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of holding the Notes, and no Holder shall be deemed to be an Affiliate of the Company or to “control” the Company by reason of having the power to participate in the appointment of a member of the Company’s Board of Directors pursuant to Section 5.22 of this Indenture.

“After-Acquired Property” shall mean all assets and property, including to the extent permitted by law, FCC Licenses, acquired by the Company or any Guarantor after the date of this Indenture.

“Agent” means any Registrar, Paying Agent, Conversion Agent or co-registrar.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. For purposes of this definition, “Beneficially Owns” and “Beneficially Owned” shall have a correlative meaning.

“Board of Directors” means (i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership; (iii) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (iv) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided, that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thompson Bank Watch Rating of “B” or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from either Moody’s or Standard & Poor’s, in each case, maturing within six months after the date of acquisition, (vi) AAA-rated taxable securities having maturities of not more than six months including, but not limited to, auction rate securities and variable rate demand notes (for securities where the interest rate resets via a “dutch auction” or “put” mechanism, the auction date or put date will be used to determine the maturity date), (vii) U.S. corporate bonds or notes with maturities of not more than six months and having a minimum long-term credit rating of “A2” by Moody’s and “A” by Standard & Poor’s, and (viii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition.

“Change of Control” means the occurrence of any of the following:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder, other than any such transaction that constitutes an Asset Sale pursuant to clause (ii) of the definition thereof;

(ii) the adoption of a plan relating to the liquidation or dissolution of the Company;

(iii) the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” (as defined above) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more of the Voting Stock of Parent (measured by voting power rather than number of shares) than is at the time Beneficially Owned by the Permitted Holders in the aggregate;

(iv) prior to the consummation of an initial public offering of the Company’s Class A Common Stock, the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that Parent and the Permitted Holders cease to own, directly or indirectly, an aggregate of at least 50.1% of the Voting Stock of the Company (measured by voting power rather than number of shares); and

(v) following the consummation of an initial public offering of the Company’s Class A Common Stock, the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any

Person other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more of the Voting Stock of the Company (measured by voting power rather than number of shares) than is at the time Beneficially Owned by the Permitted Holders in the aggregate.

“Class A Common Stock” means the Class A Common Stock of the Company, par value 0.0001 per share, as it exists on the date of this Indenture and any shares of any class or classes of Capital Stock of the Company resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company.

“Class B Common Stock” means the Class B Common Stock of the Company, par value 0.001 per share, as it exists on the date of this Indenture and any shares of any class or classes of Capital Stock of the Company resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company.

“Collateral” shall have the same meaning as Pledged Collateral.

“Collateral Agent” shall have the meaning set forth in the Collateral Trust Agreement.

“Collateral Documents” means the Collateral Trust Agreement and the other agreements, documents, or instruments, including any financing statements, and any amendments or supplements thereto, creating, perfecting, or evidencing any Liens securing the Notes, the Note Guarantees and any other Obligation under this Indenture or the Collateral Documents.

“Collateral Trust Agreement” means the Collateral Trust Agreement dated as of the date of this Indenture by and among the Company, the Guarantors, the Trustee and the Collateral Agent, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms and with this Indenture.

“Common Stock” means the Class A Common Stock and the Class B Common Stock of the Company.

“Company” means ICO North America, Inc., a Delaware corporation, and any and all successors thereto in accordance with this Indenture.

“Conversion Price” means $4.25, as of the date of this Indenture, as such amount may be adjusted from time to time pursuant to Section 4.06.

“Corporate Trust Office of the Trustee” shall be 101 Barclay Street, Floor 8W, New York, N.Y. 10286, attention: Corporate Trust Administration, or such other address as to which the Trustee may give notice to the Company.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 5.07 of this Indenture. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of hereof shall be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Escrow Agreement” shall mean the Escrow Agreement dated as of the date of this Indenture by and among the Company and The Bank of New York, as escrow agent thereunder, as such agreement may be amended, modified or supplemented from time to time, in accordance with its terms and the terms of this Indenture.

“Escrowed Interest” shall mean cash equal the amount sufficient for the Company to fully pay the initial four interest payments on the Notes, with the first such interest payment date being February 15, 2006, which the Company shall have deposited into the escrow account under the Escrow Agreement on the date of this Indenture.

“Event of Loss” means any loss of, destruction of or damage to, or any condemnation or other governmental taking of any property of the Company or any of its Subsidiaries in any single occurrence or series of related occurrences that involves assets having a Fair Market Value of at least $1.0 million.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture).

“FCC” means the U.S. Federal Communications Commission, or any successor entity.

“FCC License” means any license, authorization, approval, or permit, granted by the FCC pursuant to the Communications Act of 1934, as amended, to the Company or its Subsidiaries, whether for or in connection with the construction and/or operation of any System, including, without limitation, the MSS/ATC FCC License and similar authorizations.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and the Public Company Accounting Oversight Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means securities that are direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities, or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each Subsidiary of the Company on the date of this Indenture, and each other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture, in each case, together with their respective successors and assigns, unless and until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to manage interest rates or interest rate risk, and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent: (i) in respect of borrowed money; (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (iii) in respect of banker’s acceptances; (iv) representing Capital Lease Obligations; (v) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or (vi) representing any Hedging Obligations; if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with its terms.

“Initial Notes” means $650.0 million aggregate principal amount of Notes issued under this Indenture on the date of this Indenture.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition in such Subsidiary. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Subsidiary in such third Person.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment under this Indenture are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment under this Indenture, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“License Subsidiary” shall mean any Subsidiary of the Company that holds any FCC License.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Moody’s” means Moody’s Investors Services, Inc.

“MSS/ATC FCC License” means any earth station, space station, service or other authorization issued by the FCC for (i) the provision of Mobile Satellite Service, as defined by the FCC, in the 2 Ghz frequency band over a satellite system owned by the Company or its

Subsidiaries, or (ii) the provision of an Ancillary Terrestrial Component, as defined by the FCC, in conjunction with such Mobile Satellite Service.

“Multiple” initially means 1.40, and shall increase by 0.05 on the 90th day following the second anniversary of the date of this Indenture, and by an additional 0.05 each 90 days thereafter, up to a maximum of 1.60.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) or any Event of Loss (including, without limitation, any insurance proceeds in respect thereof), net of (i) the direct costs relating to such Asset Sale or Event of Loss, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result of the Asset Sale or Event of Loss, and taxes paid or payable as a result of the Asset Sale or Event of Loss after taking into account any available tax credits or deductions and any tax sharing arrangements, (ii) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under the Working Capital Facility, secured by a Lien on the asset or assets of higher priority than the Lien securing the Notes or the Note Guarantees that were the subject of such Asset Sale or Event of Loss, and (iii) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

 “Note Guarantee” means the Guarantee by each Guarantor of the Company’s payment obligations under this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering” means the offering of the Notes by the Company.

“Officer” means, with respect to any Person, the Chair of the Board, the Vice Chair of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 14.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.05 hereof. The counsel may be internal or external counsel to the Company or counsel to the Trustee.

“Parent” means ICO Global Communications (Holdings) Limited.

“Permitted Business” means the business of the Company and its Subsidiaries as described in the Confidential Information Memorandum dated July 2005 used by the Company in connection with the offer and sale of the Notes.

“Permitted Holders” means Eagle River Investments LLC and any investment fund managed and controlled by Eagle River Investments LLC.

“Permitted Investments” means (i) any Investment in the Company or in a Subsidiary of the Company; (ii) any Investment in Cash Equivalents; (iii) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment: (a) such Person becomes a Subsidiary of the Company; or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company; (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.10 hereof; (v) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (vi) any Investments received in compromise or resolution of litigation, arbitration or other disputes; (vii) Investments represented by Hedging Obligations; (viii) loans or advances to employees made in the ordinary course of business of the Company or any Subsidiary of the Company in an aggregate principal amount not to exceed $1.0 million at any one time outstanding; and (ix) repurchases of the Notes, including the related Note Guarantees.

“Permitted Liens” means (i) subject to the terms of the Collateral Trust Agreement, Liens on assets of the Company or any of its Subsidiaries securing Indebtedness and other Obligations under the Working Capital Facility that was permitted to be incurred pursuant to clause (i) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto, which Liens may be higher in priority to the Liens securing Obligations under the Notes, this Indenture and the Note Guarantees; (ii) Liens securing Indebtedness and other Obligations under this Indenture, the Notes and the Note Guarantees, permitted to be incurred pursuant to clause (ii) of the definition of “Permitted Debt”, which Liens shall be equal or lower in priority to any other Liens incurred pursuant to this clause (ii) to secure the Notes; (iii) Liens in favor of the Company or any Guarantor; (iv) Liens to secure the performance of statutory obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor; (vi) Liens imposed by law, such as carriers’, warehousemen’s, materialmans’, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business; and (vii) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness); provided that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; (iii) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or government or other entity.

“Pledged Collateral” means any assets of the Company or any Guarantor or any other Person defined as “Pledged Collateral” or “Collateral” in any Collateral Document.

“Pro Rata Amount” means, with respect to any Holder, a fraction, the numerator of which is the aggregate principal amount of Notes held by such Holder and the denominator of which is the aggregate principal amount of Notes outstanding.

“Qualifying Event” means certification by the Company or its Subsidiaries to the FCC of the full operational status of a satellite and its associated system under the requirements of the Company’s MSS/ATC FCC License.

“Qualifying Private Offering” means a bona fide sale of Class A Common Stock of the Company, or a security convertible into or exchangeable for Class A Common Stock of the Company, to a person who, prior to such sale, is not an Affiliate of the Company, which sale generates no less than $200.0 million in gross proceeds to the Company.

“Qualifying Public Offering” means: (i) a registered bona fide public offering of the Company’s Class A Common Stock, other than any such offering registered on Form S-4 or Form S-8, at a price per share at least equal to the then-effective Multiple times the then effective Conversion Price and that generates gross proceeds to the Company of at least $100.0 million; or (ii) the first day on which the Company’s Class A Common Stock (a) is listed on a national securities exchange or the Nasdaq National Market; (b) has a public float of at least $300.0 million (excluding shares held by Affiliates of the Company), and (c) for the preceding twenty consecutive trading days on the principal national securities exchange or the Nasdaq National Market on which it trades, has had (1) a closing sale price at least equal to the then-effective Multiple times the then effective Conversion Price, and (2) a daily trading volume for each such trading day which, when multiplied by the closing sale price for such trading day, equals at least $13.0 million.

“Qualifying Sale” means a bona fide sale of at least a majority of the fully diluted Class A Common Stock of the Company to a person who, prior to such sale, is not an Affiliate of the Company, for an aggregate purchase price of at least $500.0 million.

“Registration Rights Agreement” means the several Registration Rights Agreements dated as of the date of this Indenture among the Company and the purchasers of the Initial Notes identified therein, as such agreements may be amended, modified or supplemented from time to time in accordance with their terms and this Indenture.

“Regulation S” means Regulation S promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“Responsible Officer”, when used with respect to the Trustee, means any vice president, assistant vice president, assistant treasurer, trust officer or any other officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“Rule 144A” means Rule 144A promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1–02 of Regulation S–X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Standard & Poor’s” means Standard & Poor’s Corporation.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person: (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“System” means assets constituting a commercial radio communications system authorized by the FCC pursuant to the Communications Act of 1934, as amended, including any license or authorization, and the network, marketing, distribution, sales, customer interface and any operations related thereto.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Trading Day” means (i) if the Class A Common Stock is quoted on the Nasdaq National Market or any other system of automated dissemination of quotations of securities prices, days on which trades may be effected through such system, (ii) if the Class A Common Stock is listed or admitted for trading on any national or regional securities exchange, days on which such national or regional securities exchange is open for business, or (iii) if the Class A Common Stock is not listed on a national or regional securities exchange or quoted on the Nasdaq National Market or any other system of automated dissemination of quotation of securities prices, days on which the Class A Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Class A Common Stock are available.

“Trustee” means The Bank of New York until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

“Working Capital Facility” means one or more debt facilities with banks or other institutional lenders providing for revolving credit loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

Section 1.02.                         Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	5.11
“Asset Sale”	5.10
“Authentication Order”	2.02
“Change of Control Offer”	5.15
“Change of Control Payment Date”	5.15
“Change of Control Payment”	5.15
“clause (1) debt notice”	5.09
“clause (1) equity notice”	5.21
“clause (2) debt notice”	5.09
“clause (2) equity notice”	5.21
“clause (a) debt holder”	5.09
“clause (a) equity holder”	5.21
“clause (b) debt holder”	5.09
“clause (b) equity holder”	5.21
“clause (c) debt allocation round”	5.09
“clause (c) debt holder”	5.09
“clause (c) equity allocation round”	5.21
“clause (c) equity holder”	5.21
“Conversion Agent”	2.03
“Conversion Date”	4.02
“Conversion Price”	4.01
“Conversion Securities”	4.01
“Covenant Defeasance”	9.03
“Current Market Price”	4.06
“Event of Default”	7.01
“Excess Proceeds Offer”	3.02
“Excess Proceeds”	5.10
“Expiration Date”	4.06
“Expiration Time”	4.06
“FCC Implementation Milestone”	5.03
“ICO License Modification Order”	5.03
“incur”	5.09
“Legal Defeasance”	9.02
“Legend”	2.13
“new Indebtedness”	5.09
“Offer Amount”	3.02
“Offer Period”	3.02
“Paying Agent”	2.03
“Payment Default”	7.01
“Permitted Debt”	5.09
“Purchase Date”	3.02

Term	Defined in Section

“Registrar”	2.03
“Restricted Payments”	5.07

Section 1.03.                   Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Note Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04.                   Rules of Construction.

Unless the context otherwise requires:

(a)                            a term has the meaning assigned to it;

(b)                           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                            “or” is not exclusive;

(d)                           words in the singular include the plural, and in the plural include the singular;

(e)                            provisions apply to successive events and transactions; and

(f)                              references to sections of or rules under the TIA, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.
THE NOTES

Section 2.01.                         Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 2.02.                         Execution and Authentication.

Two Officers shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Company signed by two Officers (an “Authentication Order”) accompanied by an Officers’ Certificate, authenticate Notes for original issue up to the aggregate principal amount of $650.0 million plus any Additional Notes permitted to be issued in lieu of cash interest payments on the Initial Notes as permitted by Section 5.09 hereof and paragraph “1. Interest” in the Form of Note. The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03.                         Registrar, Paying Agent and Conversion Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”), an office or agency where Notes may be presented for payment (“Paying Agent”), and an office or agency where the Notes may be presented for conversion (“Conversion Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents and conversion agents. The term “Registrar” includes any co-registrar, the term “Paying Agent” includes any additional paying agent, and the term

“Conversion Agent” includes any additional conversion agent. The Company may change any Paying Agent, Registrar or Conversion Agent without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints the Trustee to act as the Registrar, Paying Agent and Conversion Agent.

Section 2.04.                         Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.                         Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.06.                         Transfer and Exchange.

(a)  Subject to compliance with any applicable additional requirements contained in Section 2.13, when a Note is presented to a Registrar with a request to register a transfer thereof or to exchange such Note for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested; provided, however, that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by an assignment form and, if applicable, an appropriately completed certificate of transfer in the form attached as Exhibit B hereto, and in form satisfactory to the Registrar duly executed by the Holder thereof or its attorney duly authorized in writing. To permit registration of transfers and exchanges, upon surrender of any Note for registration of transfer or exchange at an office or agency maintained pursuant to Section 2.3, the Company shall execute and the Trustee shall authenticate Notes of a like aggregate principal amount at the Registrar’s request. Any exchange or transfer shall be without charge, except that the Company or the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto other than any tax or other governmental charge payable upon any exchange or transfer pursuant to Section 2.10, 2.13(a), 3.2, 5.10, 5.15 and 10.05.

(b)  The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for repurchase under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for repurchase in whole or in part, except the unpurchased portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date set forth on the face of such Note.

(c)  All Notes issued upon any transfer or exchange of Notes shall be valid obligations of the Company, evidencing the same debt and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

(d)  Any Registrar appointed pursuant to Section 2.3 hereof shall provide to the Trustee such information as the Trustee may reasonably require in connection with the delivery by such Registrar of Notes upon transfer or exchange of Notes.

(e)  Each Holder of a Note agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment by such Holder of its Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(f)  The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(g)  Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(h)  All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(i)  Notwithstanding anything in this Indenture or the Notes to the contrary, prior to an initial public offering of the Common Stock of the Company, so long as no Default or Event of Default has occurred or is continuing, Holders of the Notes shall be required to obtain the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), prior to the sale, disposition or other transfer of any Note or any rights associated with any Note, in whole or in part, to any Person other than to an Affiliate of a Holder, another Holder, or to Jefferies & Co. or UBS Securities LLC (who shall become Holders of the Notes for purposes of this Indenture upon such purchase); provided that, so long as no Default or Event of Default has occurred and is continuing, the Company shall have the right, exercisable in its sole discretion, to restrict and expressly prohibit any sale, disposition or other transfer of any Note from any Holder to any competitor of the Company in the mobile satellite wireless telecommunications industry (or any Subsidiary or other entity controlled by such competitor); and the Holders of all Notes shall be deemed to have consented to the foregoing restriction on sale, disposition or transfer.

Section 2.07.                         Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08.                         Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee, except for those canceled by it, those converted pursuant to Article 4, those delivered to it for cancellation, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 5.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a repurchase date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09.                         Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10.                         Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11.                         Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar, Paying Agent and Conversion Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, payment or conversion. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement, cancellation or conversion and shall dispose of canceled Notes (subject to the record retention requirement of the Exchange Act). The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation, or that any Holder has converted pursuant to Article 4 hereof.

Section 2.12.                         Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful and in accordance with the provisions of the Collateral Trust Agreement, if applicable, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 5.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13.                         Legend; Additional Transfer and Exchange Requirements.

(a)                                  If Notes are issued upon the transfer, exchange or replacement of Notes subject to restrictions on transfer and bearing the legends set forth on the forms of Notes attached hereto as Exhibit A (collectively, the “Legend”), or if a request is made to remove the Legend on a Note, (i) the Notes so issued shall bear the Legend, or (ii) the Legend shall not be removed, as the case may be, unless in the case of clause (ii) there is delivered to the Company and the Registrar such satisfactory evidence, which shall include an Opinion of Counsel if requested by the Company or such Registrar, as may be reasonably required by the Company and the Registrar, that neither the Legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A, Rule 144 or Regulation S under the Securities Act or that such Notes are not “restricted” within the meaning of Rule 144 under the Securities Act; provided that no such evidence need be supplied in connection with the sale of such Note pursuant to a registration statement that is effective at the time of such sale. Upon (1) provision of such satisfactory evidence if requested, or (2) notification by the Company to the Trustee and Registrar of the sale of such Note pursuant to a registration statement that is effective at the time of such sale, the Trustee, at the written direction of the Company, shall authenticate and deliver a Note that does not bear the Legend. If the Legend is removed from the face of a Note and the Note is subsequently held by an Affiliate of the Company, the Legend shall be reinstated.

(b)                                 No transfer of a Note to any Person shall be effective under this Indenture or the Notes unless and until such Note has been registered in the name of such Person.

(c)                                  Subject to the succeeding paragraph, every Note shall be subject to the restrictions on transfer provided in the Legend. Whenever any restricted Note is presented or surrendered for registration of transfer or for exchange for a Note registered in a name other than that of the Holder, such Note must be accompanied by a certificate of transfer in the form attached as Exhibit B hereto, dated the date of such surrender and signed by the Holder of such Note, as to compliance with any applicable restrictions on transfer. The Registrar shall not be required to accept for such registration of transfer or exchange any Note not so accompanied by a properly completed certificate.

(d)                                 The restrictions imposed by the Legend upon the transferability of any Note shall cease and terminate when such Note has been sold pursuant to an effective registration statement under the Securities Act or transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) or, if earlier, upon the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision). Any Note as to which such restrictions on transfer shall have expired in accordance with their terms or shall have terminated may, upon a surrender of such Note for exchange to the Registrar in accordance with the provisions of this Section 2.13 (accompanied, in the event that such restrictions on transfer have terminated by reason of a transfer in compliance with Rule 144 or any successor provision, by, if requested by the Company or the Registrar, an Opinion of Counsel reasonably acceptable to the Company and addressed to the Company in form acceptable to the Company, to the effect that the transfer of such Note has been made in compliance with Rule 144 or such successor provision), be exchanged for a new Note, of like tenor and aggregate principal amount, which shall not bear the restrictive Legend. The Company shall inform the Trustee of the effective date of any registration statement registering the Notes under the Securities Act. The Trustee shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the aforementioned opinion of counsel or registration statement.

(e)                                  No transfer of a Note to any Person shall be effective under this Indenture or the Notes if such transfer would, in the reasonable judgment of the Company, require the Company or any of its Subsidiaries to become subject to the reporting requirements under the Exchange Act.

As used in the preceding Subsections 2.13(c) and (d), the term “transfer” encompasses any sale, pledge, transfer, hypothecation or other disposition of any Note.

Section 2.14.                   CUSIP Numbers.

The Company in issuing the Notes may use one or more “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption or purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” numbers.

ARTICLE 3.
REDEMPTION AND PREPAYMENT

Section 3.01.                   Redemption.

The Notes are not redeemable at the option of the Company or any Holder prior to their Stated Maturity. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.02.                   Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 5.10 hereof, the Company shall be required to commence an offer to all Holders of Notes and to all holders of other secured Indebtedness that is pari passu in right of payment and as to security interests with the Notes and that contains provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu secured Indebtedness that may be purchased out of the Excess Proceeds (an “Excess Proceeds Offer”), it shall follow the procedures specified below.

The Excess Proceeds Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). As promptly as practicable and no later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 5.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Excess Proceeds Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Excess Proceeds Offer.

Upon the commencement of an Excess Proceeds Offer, the Company shall send, by first class mail, a notice to the Trustee and to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Excess Proceeds Offer. The Excess Proceeds Offer shall be made to all Holders. The notice, which shall govern the terms of the Excess Proceeds Offer, shall state:

(a)                            that the Excess Proceeds Offer is being made pursuant to this Section 3.02 and Section 5.10 hereof and the length of time the Excess Proceeds Offer shall remain open;

(b)                           the Offer Amount, the purchase price and the Purchase Date;

(c)                            that any Note not tendered or accepted for payment shall continue to accrue interest;

(d)                           that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest after the Purchase Date;

(e)                            that Holders electing to have a Note purchased pursuant to an Excess Proceeds Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(f)                              that Holders electing to have a Note purchased pursuant to any Excess Proceeds Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice no later than the expiration of the Offer Period prior to the Purchase Date;

(g)                           that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)                           that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(i)                               that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Excess Proceeds Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.02. If the aggregate principal amount of Notes and other pari passu secured Indebtedness tendered into such Excess Proceeds Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu secured Indebtedness to be purchased on a pro rata basis. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Excess Proceeds Offer on the Purchase Date.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to any Excess Proceeds Offer.

ARTICLE 4.
CONVERSION

Section 4.01.                   Conversion Privilege.

(a)                            Conversion at the Option of the Holder. (1) Subject to the further provisions of this Article 4 and paragraph 9 in the Form of Note, a Holder of a Note may convert such Note (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof) into such number (rounded to the nearest whole number) of fully paid and nonassessable shares of Class A Common Stock of the Company as is determined by dividing the principal amount thereof, plus, if such conversion occurs following payment of the fourth semi-annual interest payment, accrued and unpaid interest to the Conversion Date, by the Conversion Price in effect at the time of such conversion; provided, however, that if such Note is presented for purchase pursuant to Section 3.02 or Section 5.15, such conversion right shall terminate at the date such Note is purchased pursuant to an Express Proceeds Offer or a Change of Control Offer, as the case may be, for such Note or such earlier date as the Holder presents such Note for purchase (unless the Company shall default in making the Excess Proceeds Offer payment or the Change of Control purchase price payment, as the case may be, when due, in which case the conversion right shall terminate at the close of business on the date such Default is cured and such Note is purchased).

(2)  Subject to the further provisions of this Article 4 and paragraph 9 in the terms of the Form of Note, in the event the Company (i) reclassifies or changes its Class A Common Stock (other than changes resulting from a subdivision or combination) or (ii) consolidates or combines with or merges into any Person or sells or conveys to another Person all or substantially all of its property and assets, and the holders of the Company’s Class A Common Stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their Class A Common Stock, the Holders may convert their Notes into the consideration they would have received if they had converted their Notes immediately prior to such reclassification, change, consolidation, merger, sale or conveyance (the “Conversion Securities”).

(b)                                 Automatic Conversion into the Company’s Class A Common Stock. Subject to the further provisions of this Article 4 and paragraph 9 in the terms of the Form of Note, each Note then outstanding shall automatically be converted into shares of the Company’s Class A Common Stock (or Conversion Securities, if applicable), at the Conversion Price then in effect upon any of the following:

(1)  the written consent of Holders owning two-thirds in principal amount of the outstanding Notes (including any Additional Notes);

(2)  consummation of a Qualifying Public Offering if the Company’s Class A Common Stock (or Conversion Securities, if applicable) to be issued to the Holders (w) would not be “restricted securities” (as defined in Rule 144) or is otherwise freely transferable without restriction pursuant to an effective shelf registration statement under the Securities Act and (x) is listed on a national securities exchange or the Nasdaq National Market; and

(3)  consummation of a Qualifying Private Offering or Qualifying Sale if (y) the Company has offered to repurchase each outstanding Note at a repurchase price at least equal to the Multiple times the principal amount thereof, plus accrued and unpaid interest and (z) the Company’s Class A Common Stock (or Conversion Securities, if applicable) to be issued to Holders (A) would not be “restricted securities” (as defined in Rule 144) or is otherwise freely transferable without restriction pursuant to an effective shelf registration statement under the Securities Act and (B) is listed on a national securities exchange or the Nasdaq National Market.

Notwithstanding anything in this Indenture to the contrary, to the extent that the Company is otherwise obligated to make a Change of Control Offer pursuant to Section 5.15 hereof following a Qualifying Private Offering or a Qualifying Sale, the Company may, at its option, combine such Change of Control Offer with the offer contemplated by clause (3) in the immediately preceding paragraph, in which case the applicable repurchase price shall be the higher of the repurchase price required by the Change of Control Offer and the repurchase price required by such preceding clause (3).

(c)                                  Additional Automatic Conversion. Subject to the further provisions of this Article 4 and paragraph 9 in the terms of the Form of Note, each Note then outstanding shall automatically be converted into Conversion Securities at the Conversion Price then in effect if:

(1) the Notes are then convertible only into such Conversion Securities (or a combination of Conversion Securities and cash); and

(2) such Conversion Securities:

(i)  would not be “restricted securities” (as defined in Rule 144) or are otherwise freely transferable without restriction pursuant to an effective shelf registration statement under the Securities Act,

(ii)  are listed on a national securities exchange or the Nasdaq National Market,

(iii) have a public float of at least $300.0 million (excluding securities held by Affiliates of the issuer of such Conversion Securities) and

(iv) for the preceding twenty consecutive Trading Days on the principal national securities exchange or the Nasdaq National Market on which such Conversion Securities trade, have had

(A) an average per-security closing sale price that, when multiplied by the number of such Conversion Securities and added to the amount of cash, if any, receivable upon such conversion (excluding any such cash in respect of accrued and unpaid interest), would equal the then-effective Multiple times the principal amount (including converted interest, if any) of such Note; and

(B) a daily trading volume for each such Trading Day which, when multiplied by the closing sale price for such Trading Day, equals at least $13.0 million.

(d)                                 The provisions of this Indenture that apply to the conversion of all of a Note also apply to the conversion of a portion of a Note.

(e)                                  A Note in respect of which a Holder has delivered an “Option of Holder to Elect Purchase” form exercising the option of such Holder to require the Company to purchase such Note pursuant to an Excess Proceeds Offer or a Change of Control Offer may be converted only if such form is withdrawn by a written notice of withdrawal delivered to a Paying Agent no later than the expiration of the Offer Period in accordance with Section 3.02 or Section 5.15, as applicable.

(f)                                    If a Note is converted on or after a record date for an interest payment but prior to the corresponding interest payment date, the Holder will be required to pay the Company, at the time it surrenders such Note for conversion, the amount of interest on such Notes it will receive on the interest payment date corresponding to the period commencing on such conversion date and ending on such interest payment date. Notwithstanding the foregoing, if a

Note is converted prior to payment of the fourth semi-annual interest payment, such Holder shall be entitled to receive, in addition to the Company’s Class A Common Stock (or other securities or assets as provided for in this Section 4.01) issuable upon such conversion, a cash payment equal to the entire remaining Escrowed Interest applicable to such Note.

(g)                                 A Holder of Notes is not entitled to any rights of a holder of Class A Common Stock until such Holder has converted its Notes to Class A Common Stock, and only to the extent such Notes are deemed to have been converted into Class A Common Stock pursuant to this Article 4.

Section 4.02.                   Conversion Procedure.

To convert a Note, a Holder must (a) complete and manually sign the conversion notice on the back of the Note and deliver such notice to a Conversion Agent, (b) surrender the Note to a Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by a Registrar or a Conversion Agent, and (d) pay any transfer or similar tax, if required. The date on which the Holder satisfies all of those requirements is the “Conversion Date”. As soon as practicable after the Conversion Date, the Company shall deliver to the Holder through a Conversion Agent a certificate for the number of whole shares of Class A Common Stock (or Conversion Securities, if applicable) issuable upon the conversion.

The person in whose name the Class A Common Stock certificate is registered shall be deemed to be a stockholder of record on the Conversion Date; provided, however, that no surrender of a Note on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the person or persons entitled to receive the shares of Class A Common Stock (or Conversion Securities, as applicable) upon such conversion as the record holder or holders of such shares of Class A Common Stock (or Conversion Securities, as applicable) on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such shares of Class A Common Stock (or Conversion Securities, as applicable) as the record holder or holders thereof for all purposes at the close of business on the next succeeding Business Day on which such stock transfer books are open; provided, further, that such conversion shall be at the Conversion Price in effect on the Conversion Date as if the stock transfer books of the Company had not been closed. Upon conversion of a Note, such person shall no longer be a Holder of such Note. No payment or adjustment will be made for dividends or distributions on shares of Class A Common Stock (or Conversion Securities, as applicable) issued upon conversion of a Note.

Upon surrender of a Note that is converted in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder, a new Note equal in principal amount to the unconverted portion of the Note surrendered.

Section 4.03.                   Intentionally Omitted.

Section 4.04.                   Taxes on Conversion.

If a Holder converts a Note, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Class A Common Stock (or Conversion Securities, as applicable) upon such conversion. However, the Holder shall pay any such tax which is due because the Holder requests the securities to be issued in a name other than the Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

Section 4.05.                   Company to Provide Stock.

The Company shall, prior to issuance of any Notes hereunder, and from time to time as may be necessary, reserve, out of its authorized but unissued Class A Common Stock (or Conversion Securities, as applicable), a sufficient number of shares of Class A Common Stock (or Conversion Securities, as applicable) to permit the conversion of all outstanding Notes into shares of Class A Common Stock (or Conversion Securities, as applicable).

All shares of Class A Common Stock (or Conversion Securities, as applicable) delivered upon conversion of the Notes shall be newly issued shares, shall be duly authorized, validly issued, fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim.

The Company will endeavor promptly to comply with all federal and state securities laws regulating the offer and delivery of shares of Class A Common Stock (or Conversion Securities, as applicable) upon conversion of Notes, if any, and will list or cause to have quoted such shares of Class A Common Stock (or Conversion Securities, as applicable) on each national securities exchange or on The Nasdaq National Market or other over-the-counter market or such other market on which the Class A Common Stock (or Conversion Securities, as applicable) is then listed or quoted; provided, however, that if rules of such automated quotation system or exchange permit the Company to defer the listing of such Class A Common Stock (or Conversion Securities, as applicable) until the first conversion of the Notes into Class A Common Stock (or Conversion Securities, as applicable) in accordance with the provisions of this Indenture, the Company covenants to list such Class A Common Stock (or Conversion Securities, as applicable) issuable upon conversion of the Notes in accordance with the requirements of such automated quotation system or exchange at such time.

Section 4.06.                   Adjustment of Conversion Price.

The Conversion Price shall be adjusted from time to time by the Company as follows:

(1)                                  In case the Company shall (A) pay a dividend on its Class A Common Stock in shares of Class A Common Stock, (B) make a distribution on its Class A Common Stock in shares of Class A Common Stock, (C) subdivide its outstanding Class A Common Stock into a greater number of shares, or (D) combine its outstanding Class A Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of any Note thereafter surrendered for conversion shall be entitled to receive that number of shares of Class A Common Stock which it would have owned had such Note been converted immediately prior to the happening of such event. An adjustment made pursuant to this subsection (1) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision or combination.

(2)                                  In case the Company shall distribute rights, options or warrants to all or substantially all holders of its Class A Common Stock entitling them (for a period of not more than 60 days after such issuance) to subscribe for or purchase shares of Class A Common Stock (or securities convertible into or exercisable or exchangeable for Class A Common Stock) at a price per share (or having a conversion, exercise or exchange price per share) less than the Current Market Price per share of Class A Common Stock (as determined in accordance with subsection (7) of this Section 4.06(a)) on the record date for the determination of stockholders entitled to receive such rights, options or warrants (or if no record date is fixed, the Business Day immediately prior to the date of announcement of such issuance) (treating the conversion, exercise or exchange price per share of the securities convertible into or exercisable or exchangeable for Class A Common Stock as equal to (x) the sum of (i) the price for a unit of the security convertible into or exercisable or exchangeable for Class A Common Stock and (ii) any additional consideration initially payable upon the conversion of such security into or exercise or exchange of such security for Class A Common Stock divided by (y) the number of shares of Class A Common Stock initially underlying such security), the Conversion Price in effect immediately prior thereto shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction of which:

(A)                              the numerator shall be the number of shares of Class A Common Stock outstanding on the close of business on such record date (or if no record date is fixed, the date immediately prior to the date of announcement of such issuance), plus the number of shares which the aggregate offering price of the total number of shares of Class A Common Stock so offered (or the aggregate conversion, exercise or exchange price of the securities so offered, which shall be determined by multiplying the number of shares of Class A Common Stock issuable upon conversion, exercise or exchange of such securities by the applicable conversion, exercise or exchange price per share of Class A Common Stock pursuant to the terms of such securities) would purchase at the Current Market Price per share (as defined in subsection (7) of this Section 4.06(a)) of Class A Common Stock on such record date; and

(B)                                the denominator shall be the number of shares of Class A Common Stock outstanding on the close of business on such record date with respect to such distribution (or if no record date is fixed, the date immediately prior to the date of announcement of such issuance), plus the number of additional shares of Class A Common Stock offered (or into which the securities so offered are convertible, exchangeable or exercisable).

Such adjustment shall be made successively whenever any such rights, options or warrants are issued, and shall become effective immediately after such record date. If at the end of the period during which such rights, options or warrants are exercisable not all rights, option or warrants shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been based upon the number of additional shares of Class A Common Stock actually issued (or the number of shares of Class A Common Stock issuable upon conversion of convertible securities actually issued).

(3)                                  (i) In case the Company shall distribute to all or substantially all holders of its Class A Common Stock any shares of capital stock of the Company (other than Class A Common Stock), evidences of indebtedness or other non-cash assets (including securities of any person other than the Company but excluding (A) dividends or distributions paid exclusively in cash or (B) dividends or distributions referred to in subsection (1) of this Section 4.06(a)), or shall distribute to all or substantially all holders of its Class A Common Stock rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants referred to in subsection (2) of this Section 4.06(a)) and also excluding the distribution of rights to all holders of Class A Common Stock pursuant to a Rights Plan (as defined below) adopted before the date of this Indenture), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the current Conversion Price by a fraction of which:

(A)                              the numerator shall be Current Market Price per share (as defined in subsection (7) of this Section 4.06(a)) of the Class A Common Stock on the record date mentioned below less the fair market value on such record date (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value and which shall be evidenced by an Officers’ Certificate delivered to the Trustee) of the portion of the capital stock, evidences of indebtedness or other non-cash assets so distributed or of such rights, options or warrants applicable to one share of Class A Common Stock (determined on the basis of the number of shares of Class A Common Stock outstanding on the record date); and

(B)                                the denominator shall be the Current Market Price per share (as defined in subsection (7) of this Section 4.06(a)) of the Class A Common Stock on such record date.

Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

(ii)                                  In the event the then fair market value (as so determined) of the portion of the capital stock, evidences of indebtedness or other non-cash assets so distributed or of such rights or warrants applicable to one share of Class A Common Stock is equal to or greater than the Current Market Price per share of the Class A Common Stock on such record date, in lieu of the foregoing adjustment, adequate provision shall be made prior to the time the foregoing adjustment could otherwise be made in a writing delivered to the Trustee and the Holders so that each Holder of a Note shall have the right to receive upon conversion the amount of capital stock, evidences of indebtedness or other non-cash assets so distributed or of such rights or warrants such Holder would have received had such holder converted each Note on such record date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 4.06(a)(3) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Class A Common Stock.

Notwithstanding the foregoing, if the securities distributed by the Company to all or substantially all holders of its Class A Common Stock consist of capital stock of, or similar equity interests in, a Subsidiary or other business unit, the Conversion Price shall be decreased so that the same shall be equal to the price determined by multiplying the Conversion Price in effect on the record date with respect to such distribution by a fraction:

(A)                              the numerator of which shall be the average Closing Price of one share of Class A Common Stock over the Spinoff Valuation Period (as defined below), such adjustment to become effective immediately prior to the opening of business on the fifteenth Trading Day after the date on which “ex-dividend trading” commences; and

(B)                                the denominator of which shall be the sum of (x) the average Closing Price of one share of Class A Common Stock over the ten consecutive Trading Day period (the “Spinoff Valuation Period”) commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences on the Class A Common Stock on the Nasdaq National Market or such other national or regional exchange or market on which the Class A Common Stock is then listed or quoted and (y) the average Closing Price over the Spinoff Valuation Period of the portion of the securities so distributed applicable to one share of Class A Common Stock.

In lieu of the foregoing, the Company may at the time of the public announcement of such distribution elect in a writing provided to the Trustee and the Holders to reserve the pro rata portion of such Notes so that each Holder of securities shall have the right to receive upon conversion the amount of such shares of capital stock or similar equity interests of such Subsidiary or business unit that such Holder of Notes would have received if such Holder of Notes had converted such Notes on the record date with respect to such distribution.

(iii)                               With respect to any rights (the “Rights”) that may be issued or distributed pursuant to any rights plan of the Company (any Rights that may be issued pursuant to any rights plan being referred to as, a “Rights Plan”), upon conversion of the Notes into Class A Common Stock, to the extent that such Rights Plan is in effect upon such conversion, the holders of Notes will receive, in addition to the Class A Common Stock, the Rights described therein (whether or not the Rights have separated from the Class A Common Stock at the time of conversion), subject to the limitations set forth in any such Rights Plan. If the Rights Plan provides that upon separation of rights under such plan from the Class A Common Stock that the Holders would not be entitled to receive any such rights in respect of the Class A Common Stock issuable upon conversion of the Notes, the Conversion Price will be adjusted as provided in this Section 4.06(a) (with such separation deemed to be the distribution of such rights), subject to readjustment in the event of the expiration, termination or redemption of the rights. Any distribution of rights or warrants pursuant to a Rights Plan complying with the requirements set forth in the immediately preceding sentence of this paragraph shall not constitute a distribution of rights or warrants pursuant to this Section 4.06(a)(3).

(iv)                              Rights, options or warrants (other than rights issued pursuant to a Rights Plan) distributed by the Company to all or substantially all holders of Class A Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”):  (i) are deemed to be transferred with such shares of Class A Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Class A Common Stock (including issuances of Class A Common Stock upon conversion of the Notes), shall be deemed not to have been distributed for purposes of this Section 4.06 (and no adjustment to the Conversion Price under this Section 4.06 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under this Section 4.06(a)(3). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 4.06 was made, (1) in the case of any such rights, options or warrants which shall all have been redeemed, purchased by the Company or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption, purchase by the Company or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Class A Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all or substantially all holders of Class A Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights, options or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

(4)                                  In case the Company shall, by dividend or otherwise, at any time distribute (a “Triggering Distribution”) to all or substantially all holders of its Class A Common Stock cash, the Conversion Price shall be decreased so that the same shall equal the price determined by multiplying such Conversion Price in effect immediately prior to the Business Day immediately preceding the day on which such Triggering Distribution is declared (a “Determination Date”) by a fraction of which:

(A)                              the numerator shall be the Current Market Price per share of the Class A Common Stock (as determined in accordance with subsection (7) of this Section 4.06(a)) on the Determination Date less the sum of the Triggering Distribution applicable to one share of Class A Common Stock (determined on the basis of the number of shares of Class A Common Stock outstanding on the Determination Date); and

(B)                                the denominator shall be such Current Market Price per share of the Class A Common Stock (as determined in accordance with subsection (7) of this Section 4.06(a)) on the Determination Date.

Such decrease to become effective immediately prior to the opening of business on the day following the date on which the Triggering Distribution is paid.

(5)                                  In case the Company or any of its Subsidiaries shall purchase any shares of the Class A Common Stock by means of tender offer, then immediately prior to the opening of business on the day after the last date (the “Expiration Date”) tenders could have been made pursuant to such tender offer (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter sometimes called the “Expiration Time”), the Conversion Price shall be decreased so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Expiration Date by a fraction of which:

(A)                              the numerator shall be the product of the number of shares of Class A Common Stock outstanding (including Purchased Shares but excluding any shares held in the treasury of the Company) immediately prior to the Expiration Time multiplied by the Current Market Price per share of the Class A Common Stock (as determined in accordance with subsection (7) of this Section 4.06(a)) on the Trading Day next succeeding the Expiration Date; and

(B)                                the denominator shall be the sum of (x) the aggregate consideration (determined as aforesaid) payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Class A Common Stock outstanding (less any Purchased Shares and excluding any shares held in the treasury of the Company) immediately prior to the Expiration Time and the Current Market Price per share of Class A Common Stock (as determined in accordance with subsection (7) of this Section 4.06(a)) on the Trading Day next succeeding the Expiration Date.

For purposes of this Section 4.06(a)(5), the aggregate consideration in any such tender offer shall equal the sum of the aggregate amount of cash consideration and the aggregate fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence thereof and which shall be evidenced by an Officers’ Certificate delivered to the Trustee and the Conversion Agent) of any other consideration payable in such tender offer. Such decrease will become effective immediately prior to the opening of business on the day following the Expiration Date. In the event that the Company is obligated to purchase shares pursuant to any such tender offer, but the Company is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would have been in effect based upon the number of shares actually purchased. If the application of this Section 4.06(a)(5)(B) to any tender offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer under this Section 4.06(a)(5)(B). For purposes of this Section 4.06(a)(5), the term “tender offer” shall mean and include both tender offers and exchange offers, all references to “purchases” of shares in tender offers (and all similar references) shall mean and include both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers, and all references to “tendered shares” (and all similar references) shall mean and include shares tendered in both tender offers and exchange offers.

(6)  If, on the second anniversary of the date of this Indenture, a Qualifying Public Offering has not yet occurred, the then-effective Conversion Price shall automatically be decreased so that, immediately after giving effect to such decrease, Holders of the then-outstanding Notes will, in the aggregate, be entitled to convert such Notes into a number of shares of Class A Common Stock equal to the sum of (a) the aggregate number of shares of Class A Common Stock into which such Notes were convertible immediately prior to such decrease, plus (b) a number of shares of Class A Common Stock equal to 2.0% of the then-fully diluted number of outstanding shares of Common Stock. For purposes of this clause (6), the then-fully diluted number of outstanding shares of Common Stock shall equal (i) the aggregate number of shares of Common Stock then outstanding, plus (ii) the aggregate number of shares of Class A Common Stock into which the then-outstanding Notes are convertible immediately prior to giving effect to the adjustment set forth in this clause (6), plus (iii) the aggregate number of shares of Common Stock into which all other options, warrants and other securities convertible into or exercisable or exchangeable for shares of Common Stock may be converted, exercised or exchanged.

(7)  For the purpose of any computation under subsections (2) and (3) of this Section 4.06(a), the current market price (the “Current Market Price”) per share of Class A Common Stock on any date shall be deemed to be the average of the daily closing prices for the 10 consecutive Trading Days commencing 11 Trading Days before (A) the Determination Date or the Expiration Date, as the case may be, with respect to distributions or tender offers under subsection (3) of this Section 4.06(a) or (B) the record date with respect to distributions, issuances or other events requiring such computation under subsection (3) or (4) of this Section 4.06(a). The closing price (the “Closing Price”) for each day shall be the last reported sales price or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices in either case on the Nasdaq National Market or, if the Class A Common Stock is not listed or admitted to trading on the Nasdaq National Market, on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if not listed or admitted to trading on the Nasdaq National Market or any national securities exchange, the last reported sales price of the Class A Common Stock as quoted on Nasdaq or, in case no reported sales takes place, the average of the closing bid and asked prices as quoted on Nasdaq or any comparable system or, if the Class A Common Stock is not quoted on Nasdaq or any comparable system, the closing sales price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If no such prices are available, the Current Market Price per share shall be the fair value of a share of Class A Common Stock as reasonably determined by the Board of Directors (which shall be evidenced by an Officers’ Certificate delivered to the Trustee), in consultation with a financial advisor the Company determines in good faith is reasonably proficient in valuing equity interests.

(8)  In any case in which this Section 4.06 shall require that an adjustment be made following a record date or a Determination Date or Expiration Date, as the case may be, established for purposes of this Section 4.06, the Company may elect to defer (but only until five Business Days following the filing by the Company with the Trustee of the certificate described in Section 4.6) issuing to the Holder of any Note converted after such record date or Determination Date or Expiration Date the shares of Class A Common Stock and other capital stock of the Company issuable upon such conversion over and above the shares of Class A Common Stock and other capital stock of the Company issuable upon such conversion only on the basis of the Conversion Price prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, the Company shall issue or cause its transfer agents to issue due bills or other appropriate evidence prepared by the Company of the right to receive such shares. If any distribution in respect of which an adjustment to the Conversion Price is required to be made as of the record date or Determination Date or Expiration Date therefor is not thereafter made or paid by the Company for any reason, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed or such effective date or Determination Date or Expiration Date had not occurred.

For purposes of this Section 4.06, “record date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Class A Common Stock have the right to receive any cash, securities or other property or in which the Class A Common Stock (or other applicable security) is exchanged or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, security or other property (whether or not such date is fixed by the Board of Directors or by statute, contract or otherwise).

Section 4.07.                         No Adjustment.

No adjustment need be made for (a) issuances of Class A Common Stock upon conversion of any Class B Common Stock or pursuant to a Company plan for reinvestment of dividends or interest or (b) a change in the par value or a change to no par value of the Class A Common Stock.

Section 4.08.                         Adjustment for Tax Purposes.

The Company shall be entitled to make such decreases in the Conversion Price, in addition to those required by Section 4.06, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distributions of rights to purchase stock or securities or distributions of securities convertible into or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

Section 4.09.                         Notice of Conversion Price Adjustment.

Whenever the Conversion Price or conversion privilege is adjusted, the Company shall promptly mail to Noteholders a notice of the adjustment and file with the Trustee an Officers’

Certificate briefly stating the facts requiring the adjustment and the manner of computing it. Unless and until the Trustee shall receive an Officers’ Certificate setting forth an adjustment of the Conversion Price, the Trustee may assume without inquiry that the Conversion Price has not been adjusted and that the last Conversion Price of which it has knowledge remains in effect.

Section 4.10.                   Notice of Certain Transactions.

In the event that:

(1)                                  the Company takes any action which would require an adjustment in the Conversion Price;

(2)                                  the Company consolidates or merges with, or transfers all or substantially all of its property and assets to, another corporation and shareholders of the Company must approve the transaction; or

(3)                                  there is a dissolution or liquidation of the Company;

the Company shall mail to Holders and file with the Trustee a notice stating the proposed record or effective date, as the case may be. The Company shall mail the notice at least ten Business Days before such date. Failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (1), (2) or (3) of this Section 4.10.

Section 4.11.                   Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege.

If any of the following shall occur, namely:  (a) any reclassification or change of shares of Class A Common Stock issuable upon conversion of the Notes (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, or any other change for which an adjustment is provided in Section 4.06); (b) any consolidation or merger or combination to which the Company is a party other than a merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Class A Common Stock; or (c) any sale or conveyance as an entirety or substantially as an entirety of the property and assets of the Company, directly or indirectly, to any person, then the Company, or such successor, purchasing or transferee corporation, as the case may be, shall, as a condition precedent to such reclassification, change, combination, consolidation, merger, sale or conveyance, execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Note then outstanding shall have the right to convert such Note into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, combination, consolidation, merger, sale or conveyance by a holder of the number of shares of Class A Common Stock deliverable upon conversion of such Note immediately prior to such reclassification, change, combination, consolidation, merger, sale or conveyance. Such supplemental indenture shall provide for adjustments of the Conversion Price which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Price provided for in this Article 4. If, in the case of any such consolidation, merger, combination, sale or conveyance, the stock or other securities and property (including cash)

receivable thereupon by a holder of Class A Common Stock include shares of stock or other securities and property of a person other than the successor, purchasing or transferee corporation, as the case may be, in such consolidation, merger, combination, sale or conveyance, then such supplemental indenture shall also be executed by such other person and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provisions of this Section 4.11 shall similarly apply to successive reclassifications, changes, combinations, consolidations, mergers, sales or conveyances.

In the event the Company shall execute a supplemental indenture pursuant to this Section 4.11, the Company shall promptly file with the Trustee (x) an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of shares of stock or other securities or property (including cash) receivable by Holders of the Notes upon the conversion of their Notes after any such reclassification, change, combination, consolidation, merger, sale or conveyance, any adjustment to be made with respect thereto and that all conditions precedent have been complied with and (y) an Opinion of Counsel that all conditions precedent have been complied with, and shall promptly mail notice thereof to all Holders.

Section 4.12.                         Trustee’s Disclaimer.

The Trustee shall have no duty to determine when an adjustment under this Article 4 should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of that fact or the correctness of any such adjustment, and shall be protected in relying upon, an Officers’ Certificate including the Officers’ Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 4.9. The Trustee makes no representation as to the validity or value of any securities or assets issued upon conversion of Notes, and the Trustee shall not be responsible for the Company’s failure to comply with any provisions of this Article 4.

The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 4.11, but may accept as conclusive evidence of the correctness thereof, and shall be fully protected in relying upon, the Officers’ Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 4.11.

ARTICLE 5.
COVENANTS

Section 5.01.                         Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 5.02.                   Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 5.03.                   Reports.

(a)                            Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes or cause the Trustee to furnish to the Holders and will post on the Company’s website for public availability, within the time periods specified in the SEC’s rules and regulations, all quarterly and annual consolidated financial statements that would be required to be filed with the SEC on Forms 10-Q, 10-K and 8-K if the Company were required to file such reports. All such financial statements will be prepared in all material respects in accordance with SEC Regulation S-X and will be accompanied by:  (i) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in substantially the form that would be required if filed with the SEC with a Form 10-Q or 10-K, as the case may be; (ii) a certification by the Company’s chief financial officer that no Default has occurred and is continuing under this Indenture; and (iii) in the case of annual financial statements, an audit report thereon by the Company’s independent public accountants.

(b)                           For so long as any Notes remain outstanding, the Company and the Guarantors shall

(1)  subject to Section 5.03(e) below, post on the Company’s website for public availability all material information about the Company and its Subsidiaries, or about Parent, that the Company has provided to any Holder after the date of this Indenture (other than a Holder who after the date of this Indenture has entered into a confidentiality or non-disclosure agreement with the Company); provided, however, that the Company and the Guarantors shall not be obligated to post information on the Company’s website solely because such information has been disclosed to a member of the Company’s Board of Directors pursuant to Section 5.22 of this Indenture; and

(2)  furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c)                                  In addition, in the event that, on or prior to June 30, 2006, Parent has not begun to file the reports with the SEC that Parent would be required to file if it were subject to the reporting requirements of section 13 or section 15(d) of the Exchange Act, the annual interest rate applicable to the Notes shall increase by 2.0% until such time as Parent has begun to file such reports.

(d)                                 In addition, at least once each fiscal quarter, the Company shall deliver to the Trustee and to the Holders, and post on the Company’s website for public availability, an Officers’ Certificate which shall state, assuming the following is true and accurate, that to the best of the Company’s knowledge, the Company and its Subsidiaries are in compliance with all applicable FCC Implementation Milestones and all FCC rules, regulations and published policies applicable to their MSS/ATC FCC License, except to the extent that a waiver or extension has been requested, or as would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of the Company and its Subsidiaries taken as a whole.

(e)                                  Notwithstanding this Section 5.03, the Company, Parent or any Guarantor shall not be required to publicly disclose any information to the extent that it is subject to a confidentiality, non-disclosure or other similar agreement prohibiting such disclosure; provided, however, that the Company and the Guarantors shall use commercially reasonable efforts not to enter into any such confidentiality agreements that would prevent its compliance with the other provisions of this Section 5.03. Additionally, notwithstanding anything in this Section 5.03 to the contrary, the Company, Parent and the Guarantors shall not be obligated to publicly disclose (or disclose in a manner reasonably likely to lead to public disclosure pursuant to Section 5.03(b) or otherwise) any confidential, non-public information relating to the FCC Licenses and FCC Implementation Milestones.

(f)                                    As used in this Section 5.03, (x) “FCC Implementation Milestones” means those milestone requirements and deadlines set forth in paragraph 38 of the ordering clauses of the ICO License Modification Order, and as the requirements may be revised by the FCC from time to time and (y) “ICO License Modification Order” means the memorandum opinion and order issued by the FCC on May 24, 2005, as amended on June 9, 2005, that approved the modification of the MSS/ATC FCC License.

Section 5.04.                   Compliance Certificate.

(a)                            The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate, one of the signatories of which is the Company’s Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company and each obligor under the Notes and this Indenture has kept, observed, performed and fulfilled its obligations under this Indenture, the Note Guarantee, the Collateral Trust Agreement and the Collateral Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company and each such obligor has kept, observed, performed and fulfilled each and every covenant contained in this Indenture, the Notes, the Note Guarantees, the Collateral Trust Agreement and the Collateral Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture, the Notes, the Note Guarantees, the Collateral Trust Agreement and the Collateral Documents (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company or such obligor is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company or such obligor is taking or proposes to take with respect thereto.

(b)                           So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 5.03(a) above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 5 or Article 6 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)                            The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Event of Default, an Officers’ Certificate specifying such Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 5.05.                   Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 5.06.                   Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 5.07.                         Restricted Payments.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:  (i) declare or pay any dividend or make any other payment or distribution on account of its Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) or to the direct or indirect holders of its Equity Interests in their capacity as such, other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company) (b) to the Company or any Subsidiary of the Company, or (c) in the case of dividends or distributions payable by any Subsidiary of the Company, pro rata to the holders of such Subsidiary’s Equity Interests; (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any of its Subsidiaries that is contractually subordinated to the Notes or any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Subsidiaries), except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), except as provided in the following paragraph.

So long as no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the foregoing provisions shall not prohibit (i) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of the Company or its Subsidiaries that is contractually subordinated or subordinated with respect to security interests to the Notes or any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness; (iii) the repurchase of Equity Interests of the Company deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options; and (iv) the making of any Restricted Payment from the Company to Parent to extinguish intercompany receivables between Parent, on the one hand, and the Company or any of its Subsidiaries, on the other hand, as contemplated on the date of the Indenture by Section 5.1(c)(ii) of the Collateral Trust Agreement.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 5.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

Section 5.08.                         Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise permit, cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a)(i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Subsidiaries or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) sell, lease or transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reasons of (i) this Indenture, the Notes and the Note Guarantees; (ii) applicable law rule, regulation or order; (iii) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business; (iv) any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition; (v) Liens permitted to be incurred under the provisions of Section 5.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens; (vii) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and (viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 5.09.                         Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of preferred stock.

The provisions of the first paragraph of this Section 5.09 shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)                                     the incurrence by the Company, and the Guarantee thereof by the Guarantors, of additional Indebtedness and letters of credit under the Working Capital Facility in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) not to exceed $40.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company to repay any Indebtedness under the Working Capital Facility and effect a corresponding permanent commitment reduction thereunder pursuant to Section 5.10 hereof;

(ii)                                  the incurrence by the Company, and the Guarantee thereof by the Guarantors, of (a) Indebtedness represented by the Initial Notes on the date of the Indenture in an aggregate principal amount not to exceed $650 million, and (b) any Additional Notes issued as interest on such Initial Notes pursuant to the provisions described in Paragraph 1 of the Form of Note and (c) Permitted Refinancing Indebtedness in respect of any of the foregoing clauses (a) and (b);

(iii)                               the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred pursuant to this clause (iii) or clause (ix) (subject to the right of first offer provisions thereunder) of this paragraph;

(iv)                              the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries; provided, however, that (a) such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and the Note Guarantees and (b)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary thereof or (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause (iv);

(v)                                 the issuance by any of the Company’s Subsidiaries to the Company or to any of its Subsidiaries of shares of preferred stock; provided, however, that any (a) subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Subsidiary of the Company, or (b) sale or other transfer of any such preferred stock to a Person that is not either the Company or a Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred stock that was not permitted by this clause (v);

(vi)                              the incurrence by the Company or any of its Subsidiaries of Hedging Obligations in the ordinary course of business (other than for speculative purposes);

(vii)                           the incurrence by the Company or any of its Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(viii)                        the incurrence by the Company or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days; and

(ix)                                so long as no Default has occurred and is continuing and the Company has complied with the right of first offer provisions set forth in the next succeeding paragraph, the incurrence by the Company, and the Guarantee thereof by the Guarantors, of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness (subject to the right of first offer provision hereunder) incurred to renew, refund, refinance or replace, defease or discharge any Indebtedness incurred pursuant to this clause (ix), not to exceed $200.0 million, provided that (a) such Indebtedness, and the Guarantees thereof, must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and the Note Guarantees; (b) such Indebtedness must (1) mature no earlier than 91 days after the maturity of the Notes, (2) bear cash interest (or any similar payments), if at all, in an amount not to exceed 7.5% per annum and (3) prohibit the payment of cash interest (and any similar payments) during any period in which the Company has exercised its option to pay interest on the Notes in the form of Additional Notes, or if the Company has Defaulted in the payment of interest on the Notes; and (c) a portion of the proceeds of any issuance of such Indebtedness must be applied by the Company to create an escrow account to fund at least the first two years of cash interest (and any similar payment) payable on such Indebtedness.

Prior to any issuance by the Company of any Indebtedness pursuant to clause (ix) of the definition of Permitted Debt (the “new Indebtedness”), the Company shall first offer to issue and sell the new Indebtedness to each Holder in accordance with the following provisions:

(1) The Company shall deliver a written notice (the “clause (1) debt notice”) to the Trustee and the Holders, which notice shall state:

(a) the Company’s bona fide intention to issue the new Indebtedness;

(b) the amount of the new Indebtedness to be issued by the Company; and

(c) the price, interest rate and a summary of the material terms upon which the Company proposes to issue the new Indebtedness.

(2) The Company shall negotiate in good faith with the Holders of the Notes to issue and sell to such Holders the Indebtedness indicated in the clause (1) debt notice. Within 30 days after receipt of the clause (1) debt notice, each Holder may deliver to the Company a notice (each, a “clause (2) debt notice”) pursuant to which such Holder irrevocably elects to purchase, at the price and on the terms negotiated pursuant to the preceding sentence, all or a specified amount of the new Indebtedness proposed to be issued according to the clause (1) debt notice. In connection with any negotiation pursuant to the first sentence of this clause (2), Holders of a plurality of the Notes shall be entitled to control such negotiations on behalf of the Holders; provided, however, that no Holder shall be prohibited from making any bona fide offer to the Company pursuant to this clause (2).

(3) If, within 30 days after receipt of the clause (i) notice, Holders elect to purchase at least 100% of the new Indebtedness proposed to be issued in the clause (1) debt notice, then, on a date selected by the Company not less than five nor more than 20 days following the expiration date for delivery of the clause (2) debt notices, the Company shall issue, and the Holders so electing shall purchase, the new Indebtedness, provided that if Holders have elected to purchase more than 100% of the new Indebtedness proposed to be issued, the Company shall issue the new Indebtedness in accordance with the following procedures:

(a) each Holder who elected to purchase an amount of the new Indebtedness not greater than its Pro Rata Amount of the new Indebtedness (collectively, the “clause (a) debt holders”) shall be allocated the amount of the new Indebtedness that it elected to purchase;

(b) each Holder who elected to purchase an amount of the new Indebtedness greater than its Pro Rata Amount of the new Indebtedness (collectively, the “clause (b) debt holders”) shall initially be allocated an amount of the new Indebtedness equal to the lesser of (i) the amount of the new Indebtedness that such clause (b) debt holder elected to purchase and (ii) the aggregate amount of the new Indebtedness not allocated to clause (a) debt holders, multiplied by a fraction, the numerator of which is the aggregate principal amount of the Notes held by such clause (b) debt holder and the denominator of which is the aggregate principal amount of the Notes held by all clause (b) debt holders;

(c) each clause (b) debt holder who elected to purchase an amount of the new Indebtedness greater than the amount it was allocated pursuant to clause (b) (collectively, the “clause (c) debt holders”) shall be allocated additional amounts of the new Indebtedness in successive allocation rounds pursuant to this clause (c) where, in each such allocation round (each, a “clause (c) debt allocation round”), such clause (c) debt holder shall be allocated an additional amount of the new Indebtedness equal to the lesser of (i) an amount of the new Indebtedness that, when added to the amount of the new Indebtedness that such clause (c) debt holder was allocated pursuant to clause (b) above or pursuant to previous clause (c) debt allocation rounds, would not exceed the total amount of the new Indebtedness that such clause (c) debt holder elected to purchase, and (ii) the aggregate amount of the new Indebtedness not yet allocated pursuant to clause (a), clause (b) or prior clause (c) debt allocation rounds, multiplied by a fraction, the numerator of which is the aggregate principal amount of the Notes held by such clause (c) debt holder and the denominator of which is the aggregate principal amount of the Notes held by all clause (c) debt holders receiving additional allocations in such clause (c) debt allocation round.

(4) If Holders elect to purchase less than 100% of the new Indebtedness proposed to be issued in the clause (1) debt notice, then the Company may, during the 90 day period following the expiration date for delivery of the clause (2) debt notices, issue and sell the new Indebtedness on terms no less favorable to the Company than the last proposal made by Holders of the Notes to the Company pursuant to clause (2) above; provided, however, that if the Holders have elected to purchase at least $100.0 million of the new Indebtedness, then, on a date selected by the Company not less than five nor more than 20 days following the expiration date for delivery of the clause (2) debt notices, the Company shall issue, and the Holders so electing shall purchase, such amount of the new Indebtedness, in which case the Company may only issue and sell the remaining amount of the new Indebtedness pursuant to this clause (4).

Except with respect to the payment of interest on the Notes in the form of Additional Notes, for purposes of determining compliance with this Section 5.09, the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the reclassification of preferred stock as Indebtedness due to a change in accounting principles shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock under this Section 5.09.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and.

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (a) the Fair Market Value of such assets at the date of determination; and (b) the amount of the Indebtedness of the other Person.

Upon any replacement or refinancing of any Working Capital Facility or any Indebtedness permitted to be incurred pursuant to clause (ii) of the definition of “Permitted Debt”, or any portion thereof, with a lender that does not become a party to the Collateral Trust Agreement, the Trustee shall enter into an intercreditor or collateral trust agreement with such lender with terms that are not in any respect more adverse to the Holders of Notes than those contained in the Collateral Trust Agreement.

For purposes of determining compliance with this Section 5.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (ix) above, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 5.09 and such item of Indebtedness shall be treated as having been incurred pursuant to only one of such clauses. Accrual of interest shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 5.09.

Section 5.10.                         Asset Sales and Events of Loss.

The Company shall not, and shall not permit any of its Subsidiaries to:

(i) sell, lease, convey or otherwise dispose of any assets or rights other than the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole; or

(ii) notwithstanding the foregoing clause (i) to the contrary, lease or otherwise contractually transfer the right to use all or substantially all of the assets of the

Company and its Subsidiaries taken as a whole to one or more strategic partners in connection with a bona fide strategic partnership for the purpose of providing wireless telecommunications services consistent with Section 5.13 hereof; or

(iii) issue Equity Interests in any of the Company’s Subsidiaries or sell Equity Interests in any of its Subsidiaries

(each of the foregoing, an “Asset Sale”), unless:

(x) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(y) at least 85% of the consideration received therefor by the Company or such Subsidiary is in the form of cash; provided, however, that the amount of

(A) any liabilities (as shown on the Company’s most recent consolidated balance sheet or in the notes thereto), of the Company or any Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated in right of payment or as to security interests to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability,

(B) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Subsidiary into cash (to the extent of the cash received in that conversion), and

(C) any stock or assets received of the Company or any Subsidiary used to acquire (1) all or substantially all of the assets of, or any Capital Stock of, another Permitted Business if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Subsidiary of the Company and a Guarantor or (2) other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business, in each case shall be deemed to be cash for purposes of this provision.

Notwithstanding the preceding, none of the following items shall be deemed to be an Asset Sale:

(i) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(ii) the sale or lease of products, services or accounts receivable by the Company or any Subsidiary in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets by the Company or any Subsidiary in the ordinary course of business;

(iii) the sale or other disposition by the Company or any Subsidiary of cash or Cash Equivalents;

(iv) a transfer of assets by the Company to a Subsidiary or by a Subsidiary of the Company or to another Subsidiary;

(v) an issuance of Equity Interests by a Subsidiary to the Company or to another Subsidiary of the Company; and

(vi)  any Restricted Payment or Permitted Investment that is permitted by Section 5.07 hereof.

Within 365 days after any Asset Sale, the Company (or such Subsidiary) may apply the Net Proceeds from such Asset Sale, at its option, either (a) to repay Indebtedness and other Obligations under a Working Capital Facility and to correspondingly reduce commitments with respect thereto; (b) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Subsidiary of the Company and a Guarantor; (c) to make capital expenditures in a Permitted Business; or (d) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

In addition, within 365 days after the receipt of any Net Proceeds from an Event of Loss, the Company (or the applicable Subsidiary, as the case may be) may apply such Net Proceeds: (1) to repay Indebtedness and other Obligations under the Working Capital Facility and to correspondingly reduce commitments with respect thereto; (2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Subsidiary of the Company and a Guarantor; (3) to make capital expenditures in a Permitted Business; or (4)  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business. Notwithstanding the foregoing, the Company or a Subsidiary shall be deemed to have applied Net Proceeds from an Event of Loss within such 365-day period if, within such 365-day period, it has entered into a binding commitment or agreement to invest such Net Proceeds and continues to use all commercially reasonable efforts to so apply such Net Proceeds as soon as practicable thereafter, and that upon any abandonment or termination of such commitment or agreement after such 365-day period, the Net Proceeds not applied will constitute Excess Proceeds.

Pending the final application of any Net Proceeds from an Asset Sale or Event of Loss, the Company may temporarily reduce Indebtedness incurred under a Working Capital Facility or invest such Net Proceeds in cash or Cash Equivalents.

Any Net Proceeds from such Asset Sale or Event of Loss that are not applied or invested as provided above in this Section 5.10 will be deemed to constitute “Excess Proceeds”. Within five days of each date on which the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company shall commence an Excess Proceeds Offer pursuant to Section 3.02 hereof to all Holders and all holders of other secured Indebtedness that is pari passu in right of payment and as to security interests with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu secured Indebtedness that may be purchased out of the Excess Proceeds, at an offer price (except as provided in the next succeeding paragraph) in cash in an amount equal to 100% of the principal amount thereof plus (i) a pro rata portion of the Escrowed Interest and (ii) accrued and unpaid interest thereon, if any, to the date of purchase of the Notes in such Excess Proceeds Offer, in accordance with the procedures set forth in Section 3.02 hereof. To the extent that the aggregate amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company (or such Subsidiary) may use such remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu secured Indebtedness tendered into such Excess Proceeds Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu secured Indebtedness to be purchased on a pro rata basis. Upon completion of such Excess Proceeds Offer, the amount of Excess Proceeds will be deemed to be reset at zero. Any Excess Proceeds Offer shall be made in compliance with any applicable provisions of the Collateral Trust Agreement.

Notwithstanding the foregoing, in the event that the Company or any of its Subsidiaries receives any payments in excess of $100.0 million in connection with any transaction or series of related transactions described in clause (ii) of the definition of “Asset Sales” above, the Company shall be permitted to retain an aggregate amount of such payments equal to (x) $950.0 million, minus (y) the amount of funded capital (including the proceeds of the Notes) received through the date of such Asset Sale by the Company and its Subsidiaries, and shall apply any excess to make an Excess Proceeds Offer as described above within 10 days following the receipt of such payments; provided, however, that the offer price in any such Excess Proceeds Offer shall be equal to 107.5% of the principal amount, plus a pro rata portion of the Escrowed Interest, plus accrued and unpaid interest to the date of purchase, and shall be payable in cash.

Section 5.11.                         Transactions with Affiliates.

The Company shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance, transaction or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person, and (b) the Company delivers to the Trustee (1) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions, involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate

Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and (3) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the consent of Holders of at least a majority of the outstanding Notes, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business and payments made pursuant thereto, (ii) transactions between or among the Company and/or its Subsidiaries, (iii) Restricted Payments other than Permitted Investments that do not violate Section 5.07 of this Indenture, (iv) transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person; (v) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company; and (vi) loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding, in each case shall not be deemed Affiliate Transactions.

Section 5.12.                         Liens.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Section 5.13.                         Line of Business.

The Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

In addition, all FCC Licenses now owned or hereafter acquired shall be held by the Company in a License Subsidiary; and no License Subsidiary shall (1) engage in any business activity other than holding and acquiring FCC Licenses, (2) issue any preferred stock or incur or suffer to exist any Indebtedness or other liabilities, other than its Note Guarantee (including, without limitation, by way of merger, consolidation or other business combination transaction) or (3) transfer, lease, convey, license, sublicense or otherwise dispose of any FCC License to any Person other than another License Subsidiary that complies with the requirements of this covenant; provided, however, that a License Subsidiary may enter into spectrum agreements and other agreements relating to the MSS/ATC FCC Licenses if and only to the extent that (a) the Company is also a party to such agreements; (b) the counterparty under each such agreement agrees to waive unconditionally any and all claims for liability against such License Subsidiary and agrees not to seek any damages or other legal or equitable relief against such License Subsidiary, and (c) the counterparty and the Company agree that any such claims or request for damages or other legal or equitable relief may be brought solely against, and shall be fully Guaranteed by, the Company. Any and all existing FCC Licenses and any FCC License hereinafter acquired shall be held in a License Subsidiary.

Section 5.14.                         Corporate Existence.

Subject to Article 6 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 5.15.                         Offer to Repurchase Upon Change of Control.

(a)                            Upon the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a purchase price in cash equal to 107.5% of the aggregate principal amount thereof plus a pro rata portion of the Escrowed Interest, plus accrued and unpaid interest thereon, if any, to the date of purchase, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 10 days following any Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:  (1) that the Change of Control Offer is being made pursuant to this Section 5.15 and that all Notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (3) that any Note not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the second Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with any provisions of this Indenture, including this Section 5.15, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached any obligations under this Indenture, including this Section 5.15, by virtue of such compliance.

(b)                           On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes so tendered payment in an amount equal to the Change of Control Payment for the Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such Holder, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company shall publicly announce, and mail a notice to each Holder setting forth, the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)                            Notwithstanding anything to the contrary in this Section 5.15, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5.15 and Section 3.02 hereof and all other provisions of this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d)                                 The provisions of this Section 5.15 shall be applicable upon a Change of Control whether or not any other provisions of the Indenture are applicable as well.

Section 5.16.                         Qualifying Event.

In the event that a Qualifying Event has not occurred on or prior to the third anniversary of the date of this Indenture, then, until a Qualifying Event has occurred: (i) the annual interest rate applicable to the Notes shall increase by 1.5%, and by an additional 1.5% each 30 days thereafter, to a maximum annual interest rate of 13.5%; and (ii) all payments of interest on the Notes shall be made in cash and not in Additional Notes.

Section 5.17.                         Maintenance of Insurance.

The Company shall, and shall cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses; provided that, in any event, the Company shall, and shall cause each of its Subsidiaries to:  (i) prior to the launch of any satellite, obtain, with financially sound and reputable insurance companies, satellite launch insurance for full replacement cost of such satellite; and (ii) prior to the expiration of any in-orbit coverage provided by such satellite launch insurance, obtain, with financially sound and reputable insurance companies, in-orbit insurance for full replacement cost of such satellite.

Section 5.18.                         Payments for Consent.

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 5.19.                         Additional Note Guarantees.

If the Company or any of its Subsidiaries shall acquire or create another Subsidiary after the date of this Indenture, then the Company shall (i) cause such newly acquired or created Subsidiary to execute, concurrently with its acquisition or creation, a Note Guarantee in the form of a supplemental Indenture, (ii) cause that newly acquired or created Subsidiary to, concurrently with its acquisition or creation, execute an instrument of joinder to the Collateral Trust Agreement, pledge all of its assets, including any After-Acquired Property, subject to Permitted Liens, as Collateral thereunder, and use its reasonable best efforts to perfect as promptly as reasonably practical, in accordance with the Collateral Trust Agreement and other Collateral Documents, the security interests granted by it under the Collateral Trust Agreement and the other Collateral Documents and (iii) cause to be delivered an Opinion of Counsel, in accordance with the terms of this Indenture, to the Trustee and the Collateral Agent, as to such supplemental Indenture and the validity and perfection of the security interests granted pursuant to clause (iii) above, in each case as promptly as reasonably practicable, but in any event within 10 Business Days of the date on which the Subsidiary was created or acquired.

Section 5.20.                         Additional Interest.

If at any time Additional Interest becomes payable by the Company pursuant to the Registration Rights Agreement, the Company shall promptly deliver to the Trustee a certificate to that effect and stating (i) the amount of such Additional Interest that is payable and (ii) the date on which such Additional Interest is payable pursuant to the terms of the Registration Rights Agreement. Unless and until a Corporate Trust Officer receives such a certificate, the Trustee may assume without inquiry that no Additional Interest under the Registration Rights Agreement is payable. If the Company has paid Additional Interest directly to the Persons entitled to such Additional Interest, the Company shall deliver to the Trustee a certificate setting forth the particulars of such payment.

The failure by the Company to deliver such certificates shall not relieve the Company in any respect of its obligation to pay such Additional Interest when due and owing.

Section 5.21.                         Right of First Offer on Sale of Equity Interests.

The Company shall not issue or sell any Equity Interests unless it has first offered to issue and sell to the Holders a portion of such Equity Interests (which term, for purposes of this Section 5.21 only, shall include debt securities convertible into or exercisable or exchangeable for Equity Interests) equal to (x) the aggregate number of shares of Class A Common Stock (or Conversion Securities, as applicable) then held by Holders, plus the aggregate number of additional shares of Class A Common Stock (or Conversion Securities, if applicable) then issuable upon conversion of all outstanding Notes, divided by (y) the aggregate number of fully diluted shares of the Company’s Common Stock (or Conversion Securities, if applicable) then outstanding (including all shares of Class A Common Stock (or Conversion Securities, as applicable) issuable upon conversion of the then outstanding Notes) (the result of (x) divided by (y) being the “subject portion”), in accordance with the following provisions:

(1)  The Company shall deliver a written notice (the “clause (1) equity notice”) to the Trustee and the Holders, which notice shall state:

(a)  the Company’s bona fide intention to issue the Equity Interests;

(b)  the amount of Equity Interests to be issued by the Company and the amount of the subject portion; and

(c)  the price and a summary of the material terms upon which it proposes to issue such Equity Interests.

(2)  The Company shall negotiate in good faith with the Holders to issue and sell to such Holders the subject portion of the Equity Interests indicated in the clause (1) equity notice. Within 30 days after receipt of the clause (1) equity notice, each Holder may deliver a notice (each, a “clause (2) equity notice”) pursuant to which it irrevocably elects to purchase, at the price and on the terms negotiated pursuant to the preceding sentence, all or a specified amount of the subject portion of the Equity Interests proposed to be issued in the clause (1) equity notice. In connection with any negotiation pursuant to the first sentence of this clause (2), Holders of a plurality of the Notes shall be entitled to control such negotiations on behalf of Holders of the Notes; provided, however, that no Holder shall be prohibited from making any bona fide offer to the Company pursuant to this clause (2).

(3)  On a date selected by the Company not less than five nor more than 20 days following the expiration date for delivery of the clause (2) equity notices, the Company shall issue, and the Holders electing to purchase any of the subject portion of the Equity Interests shall purchase, such Equity Interests, provided that if Holders have elected to purchase more than 100% of the subject portion of the Equity Interests proposed to be issued, the Company shall issue such Equity Interests in accordance with the following procedures:

(a)  each Holder who elected to purchase an amount of the subject portion of the Equity Interests not greater than its Pro Rata Amount of such subject portion (collectively, the “clause (a) equity holders”) shall be allocated the amount of the Equity Interests that it elected to purchase;

(b)  each Holder who elected to purchase an amount of the subject portion of the Equity Interests greater than its Pro Rata Amount of such subject portion (collectively, the “clause (b) equity holders”) shall initially be allocated an amount of the Equity Interests equal to the lesser of (i) the amount of the Equity Interests that such clause (b) equity holder elected to purchase, and (ii) the aggregate amount of the subject portion of the Equity Interests not allocated to clause (a) equity holders, multiplied by a fraction, the numerator of which is the aggregate principal amount of the Notes held by such clause (b) equity holder and the denominator of which is the aggregate principal amount of the Notes held by all clause (b) equity holders;

(c) each clause (b) equity holder who elected to purchase an amount of the subject portion of the Equity Interests greater than the amount it was allocated pursuant to clause (b) (collectively, the “clause (c) equity holders”) shall be allocated additional amounts of such subject portion in successive allocation rounds pursuant to this clause (c) where, in each such allocation round (each, a “clause (c) equity allocation round”), such clause (c) equity holder shall be allocated an additional amount of the subject portion of the Equity Interests equal to the lesser of (i) an amount of the Equity Interests that, when added to the amount of such Equity Interests that such clause (c) equity holder was allocated pursuant to clause (b) above or pursuant to previous clause (c) equity allocation rounds, would not exceed the total amount of the Equity Interests that such clause (c) equity holder elected to purchase, and (ii) the aggregate amount of the subject portion of the Equity Interests not yet allocated pursuant to clause (a), clause (b) or prior clause (c) equity allocation rounds, multiplied by a fraction, the numerator of which is the aggregate principal amount of the Notes held by such clause (c) equity holder and the denominator of which is the aggregate principal amount of the Notes held by all clause (c) equity holders receiving additional allocations in such clause (c) equity allocation round.

(4)  The Company may, during the 120-day period following the expiration date for delivery of the clause (2) equity notices, issue and sell the aggregate amount of Equity Interests indicated in the clause (1) equity notice, less the portion of such Equity Interests sold or to be sold to Holders pursuant to clause (3) above, on terms not materially less favorable to the Company than the last proposal made by Holders to the Company pursuant to clause (2) above.

The foregoing right of first offer will not apply to: (1) any issuance of the Company’s Class A Common Stock upon conversion of any Notes, (2) any issuance of Equity Interests upon conversion, exercise or exchange of any convertible, exercisable or exchangeable security if the Company has issued such convertible, exercisable or exchangeable security in accordance with the foregoing provisions; (3) any issuance of Equity Interests in connection with the issuance of Indebtedness pursuant to clause (ix) of the definition of Permitted Debt in Section 5.09 of this Indenture; provided that the Company has complied with the right of first offer provisions related thereto; (4) any issuance of options or warrants in the ordinary course of business to officers, directors or employees of the Company or its Subsidiaries to purchase shares of the Company’s Common Stock, and the issuance of any such shares upon exercise of any such options; provided, however, that the aggregate amount of the Company’s Common Stock issuable upon exercise of such options and warrants shall not exceed 10% of the Company’s fully diluted Common Stock; (5) any issuance of options or warrants in the ordinary course of business to consultants, vendors and others with whom the Company has a bona fide business relationship to purchase shares of the Company’s Common Stock, and the issuance of any such shares upon exercise of any such options; provided, however, that the aggregate amount of the Company’s Common Stock issuable upon exercise of such options and warrants shall not exceed 5% of the Company’s fully diluted common stock; and (6) any underwritten public offering of common stock.

Section 5.22.                         Appointment of Director.

Concurrently with the issuance of the Notes, the Company shall have taken all action necessary or appropriate to increase the size of the Company’s Board of Directors by one director and to elect to fill such additional board seat by an individual selected by Holders of a majority of the Notes; provided that unless a Default or Event of Default has occurred and is continuing, such individual shall not be a Holder of Notes or an Affiliate of a Holder of Notes.

Section 5.23.                         Issuance or Sale of Subsidiary Stock.

The Company shall not, and shall not permit any of its Subsidiaries to, sell any Capital Stock of a Subsidiary of the Company, except to the Company or to another wholly owned Subsidiary of the Company, unless the Company and its Subsidiaries sell 100% of the Capital Stock of the subject Subsidiary that they own in accordance with Section 5.10 of this Indenture. In addition, no Subsidiary of the Company shall issue any Capital Stock, other than to the Company or another Subsidiary of the Company.

Section 5.24.                         Issuance of Class B Common Stock.

ICO shall not issue, sell or permit the transfer of any shares of its Class B Common Stock, other than any such shares issued, sold or transferred to Parent.

ARTICLE 6.
SUCCESSORS

Section 6.01.                         Merger, Consolidation, or Sale of Assets.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, consolidate or merge with or into another Person (whether or not the Company or such Subsidiary is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, including their FCC Licenses, in one or more related transactions, to any other Person, unless (i) either the Company or such Subsidiary is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company or such Subsidiary) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company or such Subsidiary) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company or such Subsidiary under the Notes or such Subsidiary’s Note Guarantee, as the case may be, and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (iii) immediately after such transaction, no Default or Event of Default exists, (iv) the Company and its Subsidiaries are in full compliance with all applicable FCC milestones and all other FCC rules, regulations and published policies applicable to them with respect to their MSS/ATC FCC License, except to the extent waived by the FCC or as would not, individually or in the aggregate, have a material adverse effect on the condition

(financial or otherwise), results of operations, business or prospects of the Company and its Subsidiaries taken as a whole; (v) the Collateral contained in the Person formed by or surviving any such consolidation or merger (if other than the Company or such Subsidiary) or transferred to the Person to which such sale, assignment, transfer, conveyance or other disposition has been made (1) continues to constitute Collateral under this Indenture and the Collateral Trust Agreement or other Collateral Documents and (2) is subject to a first-priority Lien, subject to Permitted Liens, in favor of the Trustee for the benefit of the Holders of the Notes; and (vi) to the extent that the assets of the Person formed by or surviving any such consolidation or merger (if other than the Company or such Subsidiary) or to which such sale, assignment, transfer, conveyance or other disposition has been made are assets of the type which would constitute Collateral under this Indenture and the Collateral Trust Agreement or other Collateral Documents, such Person shall have taken such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Trust Agreement or other Collateral Documents in the manner and to the extent required in this Indenture. In addition, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, lease all or substantially all of the properties or assets, of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

The foregoing paragraph in this Section 6.01 shall not apply to (i) a merger of the Company with an Affiliate with no material assets, liabilities or operations solely for the purpose of reincorporating the Company in another jurisdiction; (ii) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Subsidiaries; or (iii) any transaction that constitutes an Asset Sale pursuant to clause (ii) of the definition thereof.

Section 6.02.                         Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company or any of its Subsidiaries in accordance with Section 6.01 hereof, the successor corporation formed by such consolidation or into or with which the Company or such Subsidiary is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company,” or to a “Subsidiary” or “Guarantor” shall refer instead to the successor corporation and not to the Company or such Subsidiary or Guarantor, as the case may be), and may exercise every right and power of the Company or such Subsidiary or Guarantor under this Indenture with the same effect as if such successor Person had been named as the Company or a Subsidiary or Guarantor herein; provided, however, that the predecessor Person shall not be relieved from the obligation to pay the principal of and interest on the Notes, except in the case of a sale of all or substantially all assets that meets the requirements of Section 6.01 hereof.

ARTICLE 7.
DEFAULTS AND REMEDIES

Section 7.01.                         Events of Default.

An “Event of Default” occurs if:

(a)                            the Company defaults in the payment when due of interest on the Notes and such default continues for a period of 30 days;

(b)                           the Company defaults in the payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise;

(c)                            the Company or any of its Subsidiaries fails to comply with any of the provisions of Section 5.07, 5.09, 5.10, 5.15, 5.22 or 6.01 hereof;

(d)                           the Company or any Guarantor fails to observe or perform any other covenant, representation, warranty or other agreement in this Indenture, the Notes, the Note Guarantees or the Collateral Documents for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class;

(e)                            a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, which default (i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(f)                                    a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments remain undischarged, unpaid or unstayed for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $10.0 million;

(g)                                 a revocation, cancellation or relinquishment of any of the Company’s or its Subsidiaries’ MSS/ATC FCC Licenses, which action is not subject to further appeal at the FCC;

(h)                                 except as otherwise permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(i)                                     except as otherwise permitted by this Indenture, the Collateral Trust Agreement, any Collateral Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect; provided that it shall not be an Event of Default under this clause (i) if the sole result is that any Lien purported to be granted on any Collateral, individually or in the aggregate, having a Fair Market Value of not more than $25.0 million, ceases to be an enforceable and perfected first priority Lien, subject only to Permitted Liens;

(j)                                     except as otherwise permitted by this Indenture, any Lien purported to be granted under the Collateral Trust Agreement or any Collateral Document on any Collateral having a Fair Market Value, individually or in the aggregate, in excess of $25.0 million is held in any judicial proceeding not to be an enforceable and perfected first priority Lien or ceases for any reason to be in full force and effect, subject only to Permitted Liens;

(k)                                  the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(i)                                     commences a voluntary case,

(ii)                                  consents to the entry of an order for relief against it in an involuntary case,

(iii)                               consents to the appointment of a custodian, receiver, trustee, assignee, liquidator or similar official under Bankruptcy Law of it or for all or substantially all of its property,

(iv)                              makes a general assignment for the benefit of its creditors, or

(v)                                 generally is not paying its debts as they become due; or

(l)                                     a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)                                     is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

(ii)                                  appoints a custodian, receiver, trustee, assignee, liquidator or similar official under Bankruptcy Law of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(iii)                               orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 7.02.                         Acceleration.

If any Event of Default (other than an Event of Default specified in clause (k) or (l) of Section 7.01 hereof with respect to the Company, any Significant Subsidiary or any group of Significant Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes plus any remaining Escrowed Interest to be due and payable immediately. Upon any such declaration, the Notes plus any remaining Escrowed Interest shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (k) or (l) of Section 7.01 hereof occurs with respect to the Company, any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes plus any remaining Escrowed Interest shall be due and payable immediately without further action or notice.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Section 7.03.                         Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 7.04.                         Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related Payment Default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 7.05.                         Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Collateral Trust Agreement that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 7.06.                         Limitation on Suits.

Except to enforce the right to receive payment of principal of, or premium, if any, or interest on, the Notes, a Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a)                                  the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b)                                 the Holders of at least 25% in principal amount of the then outstanding Notes (including any Additional Notes) make a written request to the Trustee to pursue the remedy;

(c)                                  such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(d)                                 the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e)                                  during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 7.07.                         Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on such Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of the Indenture upon any property subject to such Lien.

Section 7.08.                         Collection Suit by Trustee.

If an Event of Default specified in Section 7.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and the Subsidiaries for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 7.09.                         Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes and the Note Guarantees, including the Guarantors), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.10.                         Priorities.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First:                   to the Trustee, its agents and attorneys for amounts due under Section 8.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:     to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third:               to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 7.10.

Section 7.11.                         Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 7.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 8.
TRUSTEE

Section 8.01.                         Duties of Trustee.

(a)                                  If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and the Collateral Documents, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)                                 Except during the continuance of an Event of Default:

(i)                                     the duties of the Trustee shall be determined solely by the express provisions of this Indenture, the Collateral Trust Agreement and the Collateral Documents, and the Trustee need perform only those duties that are specifically set forth in this Indenture, the Collateral Trust Agreement and the Collateral Documents, and no others, and no implied covenants or obligations shall be read into this Indenture, the Collateral Trust Agreement and the Collateral Documents, against the Trustee; and

(ii)                                  in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture, the Collateral Trust Agreement and the Collateral Documents. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Collateral Trust Agreement and the Collateral Documents.

(c)                                  The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)                                     this paragraph does not limit the effect of paragraph (b) of this Section 8.01(c);

(ii)                                  the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)                               the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05 hereof.

(d)                                 Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 8.01(c).

(e)                                  No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)                                    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 8.02.                         Rights of Trustee.

(a)                                  The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)                                 Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)                                  The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)                                 The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)                                  Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor.

(f)                                    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or discretion of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)                                 The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)                                 The rights, privileges, immunities and benefits given to the Trustee, including without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other person employed to act hereunder.

(i)                                     The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as to authorized in any such certificate previously delivered and not suspended.

Section 8.03.                         Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 8.10 and 8.11 hereof.

Section 8.04.                         Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 8.05.                         Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 8.06.                         Reports by Trustee to Holders of the Notes.

Within 60 days after each July 15 beginning with the July 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 8.07.                         Compensation and Indemnity.

The Company shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as shall be agreed in writing by the Company and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee against any and all losses, liabilities, damages, claims or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 8.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence, willful misconduct or bad faith. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company under this Section 8.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 7.01(k) or (l) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 8.08.                         Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment and taking of office as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a)           the Trustee fails to comply with Section 8.10 hereof;

(b)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)           a custodian, receiver, trustee, assignee, liquidator or similar official under Bankruptcy Law or public officer takes charge of the Trustee or its property; or

(d)           the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 8.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 8.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Company’s obligations under Section 8.07 hereof shall continue for the benefit of the retiring Trustee.

Section 8.09.                         Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee; provided, that such successor corporation shall otherwise be eligible and qualified under this Article Eight.

Section 8.10.                         Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 8.11.                         Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 9.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 9.01.                         Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 9.02 or 9.03 hereof be applied to all outstanding Notes and all obligations of the Guarantors discharged with respect to the Note Guarantees upon compliance with the conditions set forth below in this Article Nine.

Section 9.02.                         Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes and all obligations of the Guarantors discharged with respect to the Note

Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and the Note Guarantees and cured all existing Events of Default, which Notes and Note Guarantees shall thereafter be deemed to be “outstanding” only for the purposes of Section 9.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes, the Note Guarantees, the Collateral Documents and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 9.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Company’s and Guarantors’ obligations with respect to such Notes and Note Guarantees under Article 2 and Section 5.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith, (d) this Article Nine, and (e) the rights of Holders of outstanding Notes to convert such Notes as provided by Article 4 hereof. Subject to compliance with this Article Nine, the Company may exercise its option under this Section 9.02 notwithstanding the prior exercise of its option under Section 9.03 hereof.

Section 9.03.                         Covenant Defeasance.

Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be released from its obligations under the covenants contained in Sections 5.07, 5.08, 5.09, 5.10, 5.11, 5.12, 5.13, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20, 5.21, 5.22 and 5.23 hereof and Section 6.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 9.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 7.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03 hereof, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, Sections 7.01(c) through 7.01(j) hereof shall not constitute Events of Default.

Section 9.04.                         Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 9.02 or 9.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated date for payment thereof;

(b)           in the case of an election under Section 9.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)           in the case of an election under Section 9.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article Nine concurrently with such incurrence) or insofar as Sections 7.01(k) or 7.01(l) hereof is concerned, at any time in the period ending on the 91st day after the date of deposit;

(e)           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(f)            the Company shall have delivered to the Trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g)           the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company; and

(h)           the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 9.05.                         Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 9.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 9.05, the “Trustee”) pursuant to Section 9.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company and Guarantors shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 9.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article Nine to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 9.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 9.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.06.                         Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 9.07.                         Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 9.02 or 9.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.02 or 9.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.02 or 9.03 hereof, as the case may be; provided, however, that, if the Company or any Guarantor makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 10.
AMENDMENT, SUPPLEMENT AND WAIVER

Section 10.01.                  Without Consent of Holders of Notes.

Notwithstanding Section 10.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Note Guarantees or the Notes without the consent of any Holder of a Note:

(a)           to cure any ambiguity, defect or inconsistency;

(b)           to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;

(c)           to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes under the Indenture, the Notes and the Note Guarantee by a successor to the Company or a Guarantor pursuant to Article 6 or Article 12 hereof;

(d)           to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder or under, the Notes, the Note Guarantees, the Collateral Trust Agreement and the Collateral Documents of any Holder of the Note;

(e)           to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(f)            to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof; or

(g)           to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent under this Indenture, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding; provided, however, that no Holder shall be deemed to be directly or indirectly controlling or controlled by or under direct or indirect common control with the Company solely by reason of ownership of such Notes. A change in a defined term used in this Section shall be deemed to be a change to this Section.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 8.02 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 10.02.                  With Consent of Holders of Notes.

Except as provided below in this Section 10.02, the Company and the Trustee may amend or supplement this Indenture (including Sections 3.02, 5.10 and 5.15 hereof), the Note Guarantees, the Notes, the Collateral Trust Agreement and any Collateral Document with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 7.04 and 7.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Note Guarantees, the Notes, the Collateral Trust Agreement and any Collateral Document may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 8.02 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture, the Notes, Note Guarantees, Collateral Trust Agreement or Collateral Document unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 10.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture, Notes, Note Guarantees, Collateral Trust Agreement or Collateral Document or waiver. Subject to Sections 7.04 and 7.07 hereof, the Holders of a majority in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes, the Note Guarantees, the Collateral Trust Agreement or any Collateral Document. However, without the consent of each Holder affected, an amendment or waiver under this Section 10.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)           reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes except as provided above with respect to Sections 3.02, 5.10 and 5.15 hereof;

(c)           reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(d)           waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) and a waiver of the payment default that resulted from such acceleration);

(e)           make any Note payable in money other than that stated in the Notes;

(f)            make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal or interest or premium, if any, on the Notes;

(g)           make any change in Section 7.04 or 7.07 hereof or in the foregoing amendment and waiver provisions;

(h)           release any Pledged Collateral from the Liens of the Collateral Trust Agreement and/or the Collateral Documents, except as contemplated by the Collateral Trust Agreement and/or the Collateral Documents;

(i)            adversely affect the conversion rights of the Holders of the Notes set forth in Article 4 hereof; or

(j)            release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture.

Section 10.03.                  Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture, the Notes, the Note Guarantees, the Collateral Trust Agreement or any Collateral Document shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

Section 10.04.                  Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 10.05.                  Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes (and accompanying Note Guarantees) that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 10.06.                  Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental Indenture, Note, Note Guarantee, Collateral Trust Agreement or Collateral Document authorized pursuant to this Article Ten if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company and Guarantors may not sign an amendment or supplemental Indenture until the Board of Directors or Guarantor, as applicable, approves it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 8.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 14.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 11.
COLLATERAL AND SECURITY

Section 11.01.                  Collateral Documents.

The due and punctual payment of the principal of and interest, if any, on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and performance of all other obligations of the Company to the Holders of Notes or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure and release of Pledged Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs each of the Collateral Agent and the Trustee, as the case may be, to enter into the Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the any Collateral Document, and shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of any Collateral Document, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Pledged Collateral contemplated hereby, by any Collateral Document or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture, the Notes and the Note Guarantees secured hereby, according to the intent and purposes herein expressed. The Company shall take, or shall cause its Subsidiaries to take, upon request of the Trustee or the Collateral Agent, any and all actions reasonably required to cause the Collateral Documents to create and maintain, as security for the Obligations of the Company hereunder, a valid and enforceable perfected first priority Lien in and on all the Pledged Collateral, in favor of the Collateral Agent and the Trustee, as the case may be, for the benefit of the Holders of Notes and other Indebtedness subject to the Collateral Trust Agreement superior to and prior to the rights of all third Persons and subject to no other Liens other than Permitted Liens.

The Company and the Guarantors shall pledge as additional Collateral all After-Acquired Property, subject to Permitted Liens. The Company and the Guarantors shall also use all commercially reasonable efforts to ensure that any material contract or agreement relating to After-Acquired Property will not contain provisions that would impair or prevent the creation of a security interest therein or result in such contract or After-Acquired Property being excluded from the Collateral.

Section 11.02.                  Recording and Opinions.

(a)           The Company shall furnish to the Collateral Agent and the Trustee contemporaneously with the execution and delivery of this Indenture and promptly after the execution and delivery of any other instrument of further assurance or amendment an Opinion of Counsel (i) stating that in the opinion of such counsel the Collateral Documents are effective to create a Lien in the collateral described therein to the extent that the Company has rights in or the power to transfer such collateral and creation of a Lien in such collateral is governed by Article 9 of the UCC; and (ii) stating that in the opinion of such counsel, all action has been taken with respect to the filing of financing statements as is necessary to perfect the Lien in that portion of the collateral (x) in which the Company has rights or the power to transfer, (y) the creation and perfection of a Lien which is governed by Article 9 of the UCC and (z) in which a Lien can be perfected by filing a financing statement under the UCC.

(b)           The Company shall furnish to the Collateral Agent and the Trustee on August 15 of each year beginning with August 15, 2006, an Opinion of Counsel, dated as of such date, (i) stating that the Collateral Documents have not been terminated or revoked by the Company, and remain in full force and effect; and (ii) stating that all action has been taken with respect to the filing of financing statements, continuation statements and other registrations and recordings as is necessary for the Lien in that portion of the collateral subject to the Collateral Documents (x) in which the Company has rights or the power to transfer, (y) the creation and perfection of a Lien which is governed by Article 9 of the UCC, and (z) in which a Lien can be perfected by filing a financing statement under the UCC, to continue to be perfected.

(c)           The Company shall otherwise comply with the provisions of TIA §314(b).

Section 11.03.                  Release of Collateral.

(a)           Subject to subsections (b), (c) and (d) of this Section 11.03, Pledged Collateral shall automatically be released from the Lien and security interest created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents or as provided hereby. In addition, upon the request of the Company pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met and stating whether or not such release is in connection with an Asset Sale and (at the sole cost and expense of the Company and without any recourse, representation or warranty) the Trustee or the Collateral Agent, as the case may be, shall release Pledged Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture; provided, that if such sale, conveyance or disposition constitutes an Asset Sale, the Company shall apply the Net Proceeds in accordance with Section 5.10 hereof. Upon receipt of such Officers’ Certificate the Collateral Agent shall, at the sole cost and expense of the Company and without recourse, representation or warranty, execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Pledged Collateral permitted to be released pursuant to this Indenture or the Collateral Documents.

(b)           No Pledged Collateral shall be released from the Liens and security interest created by the Collateral Documents pursuant to the provisions of the Collateral Documents unless there shall have been delivered to the Collateral Agent the Officers’ Certificate required by this Section 11.03.

(c)           At any time when a Default or Event of Default shall have occurred and be continuing and the maturity of the Notes shall have been accelerated (whether by declaration or otherwise) and the Trustee shall have delivered a notice of acceleration to the Collateral Agent, no release of Pledged Collateral pursuant to the provisions of the Collateral Documents shall be effective as against the Holders of Notes.

(d)           The release of any Pledged Collateral from the terms of this Indenture and the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Pledged Collateral is released pursuant to the terms hereof. To the extent applicable, the Company shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien and security interest of the Collateral Documents and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Collateral Documents, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee and the Collateral Agent in the exercise of reasonable care.

Section 11.04.                  Certificates of the Company.

The Company shall furnish to the Trustee and the Collateral Agent, prior to each proposed release of Pledged Collateral pursuant to any Collateral Document, (i) all documents required by TIA §314(d) and (ii) an Opinion of Counsel, which may be rendered by internal counsel to the Company, to the effect that such accompanying documents constitute all documents required by TIA §314(d). The Trustee may, to the extent permitted by Sections 8.01 and 8.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

Section 11.05.                  Certificates of the Trustee.

In the event that the Company wishes to release Pledged Collateral in accordance with the Collateral Documents and has delivered the certificates and documents required by the Collateral Documents and Sections 11.03 and 11.04 hereof, the Trustee shall determine whether it has received all documentation required by TIA § 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 11.04, shall deliver a certificate to the Collateral Agent setting forth such determination.

Section 11.06.                  Authorization of Actions to Be Taken by the Trustee Under the Collateral Documents.

Subject to the provisions of Section 8.01 and 8.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, on behalf of the Holders of Notes, take, or direct the Collateral Agent to take, all actions it deems necessary or appropriate in order to (a) enforce any of the terms of the Collateral Documents and (b) collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder. The Trustee and the Collateral Agent shall each have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Pledged Collateral by any acts that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Pledged Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

Section 11.07.                  Authorization of Receipt of Funds by the Trustee Under the Pledge Agreement.

The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Collateral Documents, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 11.08.                  Termination of Security Interest.

Upon the payment in full of all Obligations of the Company under this Indenture and the Notes, or upon Legal Defeasance, the Trustee shall, at the request and sole cost and expense of the Company, deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Pledge Agreement.

ARTICLE 12.
NOTE GUARANTEES

Section 12.01.                  Guarantee.

Subject to this Article 12, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:  (a) the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption, repurchase or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately, whether or not such failure to pay has become an Event of Default which could cause acceleration pursuant to Article 7 hereof. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives and relinquishes diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the

Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 7 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 7 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 12.02.                  Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 12, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 12.03.                  Continuing Guarantee.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 12.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 12.04.                  Releases Following Sale of Assets.

In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all the capital stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) the Company or a Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall automatically be released and relieved of any obligations under its Note Guarantee; provided, however, that such sale or other disposition (including by way of merger, consolidation or otherwise) shall be made in compliance with the provisions of this Indenture applicable thereto, including Article Six hereof. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article Twelve.

ARTICLE 13.
SATISFACTION AND DISCHARGE

Section 13.01.                  Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1)                                  either:

(a)                                  all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b)                                 all Notes that have not been delivered to the Trustee for cancellation will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity;

(2)                                  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)                                  the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture, the Notes and the Note Guarantees; and

(4)                                  the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section, the provisions of Section 13.02 and Section 9.06 shall survive.

Section 13.02.                  Application of Trust Money.

Subject to the provisions of Section 9.06, all money deposited with the Trustee pursuant to Section 13.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 14.
MISCELLANEOUS

Section 14.01.                  Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties shall control.

Section 14.02.                  Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

ICO North America, Inc.
3468 Mt. Diablo Blvd., Suite B-115
Lafayette, CA  94549
Fax: (925) 962-9611
Attention: Craig Jorgens, President

With a copy (which shall not constitute notice) to:

Davis Wright & Tremaine LLP
2600 Century Square
1501 Fourth Avenue
Seattle, WA  98101
Fax: (206) 628-7699
Attention:  Julie Weston

If to the Trustee:
The Bank of New York
101 Barclay Street
New York, N.Y. 10286
Fax:  (212) 815-5707
Attention:  Corporate Trust Administration

The Company, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company or a Guarantor mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 14.03.                  Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 14.04.                  Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or a Guarantor to the Trustee to take any action under this Indenture, the Company or such Guarantor shall furnish to the Trustee:

(a)         an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)         an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05.                  Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a)         a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)         a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)         a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)         a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06.                  Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07.                  No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or such Guarantor under the Notes, the Note Guarantees, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 14.08.                  Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 14.09.                  No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10.                  Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided by Section 12.04.

Section 14.11.                  Severability.

In case any provision in this Indenture, the Notes or a Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.12.                  Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 14.13.                  Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of August 15, 2005

ICO North America, Inc.

By:	/s/ Craig N. Jorgens
Name:
Title:

ICO Satellite Services GP

By:	/s/ D Schmitt
Name: Dennis Schmitt
Title: CFO

ICO Satellite Management LLC

By:	/s/ D Schmitt
Name: Dennis Schmitt
Title: CFO

ICO Services Limited

By:	/s/ D Schmitt
Name: Dennis Schmitt
Title: CFO

ICO Satellite Services Limited

By:	/s/ D Schmitt
Name: Dennis Schmitt
Title: CFO

ICO Global Communications Canada, Inc.

By:	/s/ D Schmitt
Name: Dennis Schmitt
Title: CFO

The Bank of New York, as Trustee

By:	/s/ Stacey B. Poindexter
Name: STACEY B. POINDEXTER
Title: ASSISTANT VICE PRESIDENT

EXHIBIT A

[Face of Note]

7.5% Senior Secured Notes due 2009

No.	$

ICO North America, Inc.

promises to pay to

or registered assigns,

the principal sum of

Dollars on August 15, 2009.

Interest Payment Dates:  February 15 and August 15

Record Dates:  February 1 and August 1

Issue Date: August 15, 2005

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:  August 15, 2005

ICO North America, Inc.

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

The Bank of New York,
as Trustee

By:
Authorized Signatory

[Back of Note]

7.5% Senior Secured Notes due 2009

THIS NOTE, THE NOTE GUARANTEE AND THE SHARES OF CLASS A COMMON STOCK OF ICO NORTH AMERICA, INC. ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE, THE NOTE GUARANTEE, THE SHARES OF CLASS A COMMON STOCK OR OTHER SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH ICO NORTH AMERICA, INC. OR ANY AFFILIATE OF ICO NORTH AMERICA, INC. WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) ONLY (A) TO ICO NORTH AMERICA, INC. OR ANY PARENT OR SUBSIDIARY THEREOF, (B)  TO A PERSON IT REASONABLY BELIEVES IS AN INSTITUTIONAL “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF AN INSTITUTIONAL “ACCREDITED INVESTOR” TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 501(a)(1), (2), (3) OR (7), (C) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO ICO NORTH AMERICA, INC.’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER DULY COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

ADDITIONAL TRANSFER RESTRICTIONS ARE SET FORTH IN THE INDENTURE.

THE HOLDER OF THIS NOTE IS ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT (AS SUCH TERM IS DEFINED IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF) AND, BY ITS ACCEPTANCE HEREOF, AGREES TO BE BOUND BY AND TO COMPLY WITH THE PROVISIONS OF SUCH REGISTRATION RIGHTS AGREEMENT.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE COMPANY AGREES TO PROVIDE PROMPTLY TO THE

HOLDER OF THIS NOTE, UPON WRITTEN REQUEST, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO CRAIG JORGENS, PRESIDENT, AT THE FOLLOWING ADDRESS: ICO NORTH AMERICA, INC., 3468 DIABLO BLVD., SUITE B-115, LAFAYETTE, CA 94549.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. ICO North America, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 7.5% per annum from August 15, 2005 until maturity, and shall pay any Additional Interest payable pursuant to the Indenture, this Note and Section 2.1(e) of the Registration Rights Agreement referred to in the Indenture.

The Company will pay interest semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be February 15, 2006; and provided, further, that on any Interest Payment Date after the fourth Interest Payment Date, if no Default or Event of Default has occurred and is continuing, the Company may elect to make payments of interest on the Notes in Additional Notes having an aggregate principal amount equal to the amount of interest payable on such Interest Payment Date; provided, further, however, that if the Company elects to make any interest payment in Additional Notes, the interest rate applicable to this Note for the period to which such interest payment relates shall be 1% higher than the interest rate otherwise payable hereon on such Interest Payment Date.

Notwithstanding the foregoing, in the event that a Qualifying Event has not occurred on or prior to the third anniversary of the date of the Indenture, all interest payments on the Notes shall be made in cash and not in Additional Notes and the interest rate on the Notes shall be increased as provided in Section 5.16 of the Indenture. In addition, in the event that, on or prior to June 30, 2006, Parent has not begun to file the reports with the SEC that Parent would be required to file if it were subject to the reporting requirements of section 13 or section 15(d) of the Exchange Act, the annual interest rate applicable to the Notes shall increase by 2.0% until such time as Parent has begun to file such reports.

The Company has deposited the Escrowed Interest into an escrow account; and payments from of the Escrowed Interest are subject to the terms of the Escrow Agreement between the Company, the Trustee and the escrow agent and this Indenture.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on February 1 or August 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within or without The City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium on, all Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of The United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT, CONVERSION AGENT, AND REGISTRAR. Initially, The Bank of New York, a New York banking corporation, as the Trustee under the Indenture, will act as Paying Agent, Conversion Agent and Registrar. The Company may change any Paying Agent, Conversion Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

4. INDENTURE AND PLEDGE AGREEMENT. The Company issued the Notes under an Indenture dated as of August 15, 2005 (“Indenture”) between the Company, the Guarantors named therein and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and to the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Initial Notes are secured obligations of the Company limited to $650.0 million in aggregate principal amount. The Notes are secured as provided in the Collateral Documents referred to in the Indenture.

5. OPTIONAL REDEMPTION.

The Notes are not redeemable at the option of the Company or any Holder.

6. MANDATORY REDEMPTION.

Except as set forth in paragraph 7 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

7. REPURCHASE AT OPTION OF HOLDER.

(a)  If there is a Change of Control, the Company shall be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a purchase price equal to 107.5% of the aggregate principal amount thereof plus a pro rata portion of any remaining Escrowed Interest and accrued and unpaid interest thereon, if any, to the date of purchase, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 10 days following any Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)  If the Company or a Subsidiary consummates any Asset Sales, or in an Event of Loss, within five days of each date on which the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company shall commence an offer to all Holders of Notes (as “Excess Proceeds Offer”) pursuant to

Section 3.02 of the Indenture to purchase the maximum principal amount of Notes (including any Additional Notes), plus such other pari passu secured Indebtedness as provided by the Indenture, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date fixed for the closing of such offer in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes (including any Additional Notes) and other pari passu secured Indebtedness tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company (or such Subsidiary) may use remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu secured Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Excess Proceeds Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

8. NOTICE OF REPURCHASE. Notice of repurchase will be mailed at least 30 days but not more than 60 days before the repurchase date to each Holder whose Notes are to be repurchased at its registered address. Notes in denominations larger than $1,000 may be repurchased in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be repurchased. On and after the repurchase date interest ceases to accrue on Notes or portions thereof called for repurchase.

9. CONVERSION. A Holder of a Note may convert such Note (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof), and subject to certain conditions the Notes will automatically convert, into shares of the Company’s Class A Common Stock, subject to the conditions set forth in Section 4.01 of the Indenture. The initial Conversion Price is $4.25 per share of the Company’s Class A Common Stock and is subject to adjustment as provided in the Indenture.

To convert a Note, a Holder must (a) complete and manually sign the conversion notice set forth below and deliver such notice to a Conversion Agent, (b) surrender the Note to a Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by a Registrar or a Conversion Agent, and (d) pay any transfer or similar tax, if required. A Holder may convert a portion of a Note equal to $1,000 or any integral multiple thereof.

A Note in respect of which a Holder had delivered an “Option of Holder to Elect Purchase” form exercising the option of such Holder to require the Company to purchase such Note pursuant to an Excess Proceeds Offer or a Change of Control Offer may be converted only if such form is withdrawn in accordance with the terms of the Indenture.

10. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for repurchase, except for the unpurchased portion of any Note being repurchased in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be repurchased.

Notwithstanding anything in the Indenture or this Note to the contrary, prior to an initial public offering of any Common Stock of the Company, so long as no Default or Event of Default has occurred or is continuing, the Holder hereof shall be required to obtain the prior written consent of the Company

(which consent shall not be unreasonably withheld, conditioned or delayed), prior to the sale, disposition or other transfer of this Note, or any rights associated with any Note, in whole or in part, to any Person other than to an Affiliate of a Holder, another Holder, or to Jefferies & Co. or UBS Securities LLC (who shall become a Holder hereof upon such purchase); provided that, so long as no Default or Event of Default has occurred and is continuing, the Company shall have the right, exercisable in its sole discretion, to restrict and expressly prohibit any sale, disposition or other transfer of this Note from any Holder to any competitor of the Company in the mobile satellite wireless telecommunications industry (or any Subsidiary or other entity controlled by such competitor); and the Holder hereof shall be deemed to have consented to the foregoing restriction on sale, disposition or transfer.

11. PERSONS DEEMED OWNERS. The Holder of a Note may be treated as its owner for all purposes.

12. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes and the Collateral Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Notes and the Collateral Documents may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 of the Indenture in a manner that does not adversely affect any Holder, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture, the Notes, the Note Guarantees, the Collateral Trust Agreement and the Collateral Documents of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for the Issuance of Additional Notes in accordance with the limitations set forth in the Indenture or to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to a Note.

13. DEFAULTS AND REMEDIES. Events of Default include:  (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise, (iii) failure by the Company to comply with Section 5.07, 5.09, 5.10, 5.15, 5.22 or 6.01 of the Indenture; (iv) failure by the Company for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class to comply with certain other agreements in the Indenture, the Notes, the Note Guarantees or the Collateral Documents; (v) default under certain other agreements relating to Indebtedness of the Company which default results in the acceleration of such Indebtedness prior to its express maturity or is caused by the failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default; (vi) certain final judgments for the payment of money that remain undischarged, unpaid or unstayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Material Subsidiaries; (viii) the revocation, cancellation or relinquishment of any of the Company’s or its Subsidiaries’ MSS/ATC FCC Licenses, which action is not subject to further appeal at the FCC; and (ix) except as otherwise permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; (x) except as otherwise permitted by the Indenture, the Collateral Trust Agreement or any Collateral Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect; provided that it shall not be an Event of Default under this clause (x) if the sole result is that any Lien purported to be granted on any Collateral (as defined in the Collateral Trust Agreement), individually or in the aggregate, having a Fair Market Value of not more than $25.0 million, ceases to be an enforceable and perfected first priority Lien, subject only to Permitted Liens; and (xi) except as otherwise permitted by the Indenture, any Lien purported to be granted under the Collateral Trust Agreement or any Collateral Document on any Collateral having a Fair Market Value, individually or in the aggregate, in excess of $25.0 million is held in any judicial proceeding not to be an enforceable and perfected first priority Lien or ceases for any reason to be in full force and effect, subject only to Permitted Liens. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes and any remaining Escrowed Interest to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes plus any remaining Escrowed Interest will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

14. UNCLAIMED MONEY. If money for the payment of principal or interest, if any, remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request, subject to applicable unclaimed property laws. After that, Holders entitled to money must look to the Company for payment as general creditors unless applicable abandoned property law designates another person.

15. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

16. NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder, of the Company or any of the Guarantors, as such, shall not have any liability for any obligations of the Company or such Guarantor under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

17. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

18. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption or repurchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE, THE NOTE GUARANTEES AND THE INDENTURE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISIDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture, the Registration Rights Agreement, the Escrow Agreement, the Collateral Trust Agreement and any Collateral Document. Requests may be made to:

ICO North America, Inc.

3468 Mt. Diablo Blvd., Suite B-115
Lafayette, CA  94549

Attention:  Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*              Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CONVERSION NOTICE

To convert this Note into Class A Common Stock of the Company, check the box:  ☐

To convert only part of this Note, state the principal amount to be converted (must be $1,000 or an integral multiple of $1,000):  $                                                              .

If you want the stock certificate made out in another person’s name, fill in the form below:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

Your Signature:

Date:
(Sign exactly as your name appears on the
other side of this Note)

*Signature guaranteed by:

By:

*                                         The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs:  (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 5.10 or 5.15 of the Indenture, check the appropriate box below:

☐  Section 5.10                     ☐  Section 5.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 5.10 or Section 5.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*              Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).